Exhibit 10.1

LEASE

between

THE CONNELL COMPANY

Landlord

and

EDGE THERAPEUTICS, INC.

Tenant

300 Connell Drive

i

ARTICLE XVI. DEFAULT; REMEDIES		29

Section 16.01.	Default	29
Section 16.02.	Landlord's Remedy	30
Section 16.03.	Landlord's Re‑Entry	31
Section 16.04.	Landlord's Additional Remedies	31
Section 16.05.	Agreed Final Damages	31
Section 16.06.	Waiver of Right of Redemption	32
Section 16.07.	Landlord's Right to Perform for Account of Tenant	32
Section 16.08.	Additional Remedies, Waivers, etc.	32
Section 16.09	Landlord’s Waivers regarding Distress for Rent	33

ARTICLE XVII. ESTOPPEL CERTIFICATE		33

ARTICLE XVIII. RIGHT OF ACCESS		33

ARTICLE XIX. COVENANT OF QUIET ENJOYMENT		33

ARTICLE XX. MISCELLANEOUS		33

Section 20.01.	Interpretation	33
Section 20.02.	Construction of Words and Phrases	34
Section 20.03.	Written Agreement Required	35
Section 20.04.	Notice	35
Section 20.05.	Survival of Provisions upon Termination of Lease	36
Section 20.06.	Successors and Assigns	36
Section 20.07.	Guarantor of Tenant	36
Section 20.08.	Tenant at Sufferance	36
Section 20.09.	Interest	37
Section 20.10.	Late Charge	37
Section 20.11.	Non‑Waiver	37
Section 20.12.	Broker	37
Section 20.13.	Short Form Lease	37
Section 20.14.	Mechanics' Liens	38
Section 20.15.	Corporate Authority	38
Section 20.16.	Force Majeure	38
Section 20.17.	Governing Law	38
Section 20.18.	Financial Statements	37
Section 20.19.	Prevailing Party	38

ARTICLE XXI. ENVIRONMENTAL MATTERS.		38

Section 21.01.	Industrial Site Recovery Act	38
Section 21.02.	Spill Act	40
Section 21.03.	Toxic and Hazardous Materials	41
Section 21.04.	Other Environmental Laws	42
Section 21.05.	Survival of Environmental Terms and Conditions	42

EXHIBITS

Exhibit A	Legal Description of the Land
Exhibit B	Rental Plan showing the Demised Premises
Exhibit C-1	Plans and Specifications
Exhibit C-2	Tenant Workletter
Exhibit C-3	Preliminary Plans
Exhibit D	Rules and Regulations
Exhibit E	Building Janitorial Specifications
Exhibit F	Commencement Date Addendum
Exhibit G	Additional Space

LEASE

THIS AGREEMENT OF LEASE (together with all Exhibits and Schedules attached or to be attached hereto, this "Lease") is dated as of February 18, 2016, between THE CONNELL COMPANY, a New Jersey corporation, whose address is 200 Connell Drive, Berkeley Heights, New Jersey 07922 (subject to Section 10.04 hereof, "Landlord") and EDGE THERAPEUTICS, INC., a Delaware corporation whose address is 200 Connell Drive, Berkeley Heights, New Jersey 07922 ("Tenant").

Landlord hereby leases to Tenant and Tenant hereby rents from Landlord the Demised Premises (hereinafter defined) for the Term (hereinafter defined) at the rent and subject to all of the terms and conditions set forth herein.  Intending to be legally bound hereunder and in consideration of $1.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree with each other as follows:

ARTICLE I.  BASIC LEASE INFORMATION

Section 1.01.  Building and Land; Real Estate:

The "Building" is 300 Connell Drive, Berkeley Heights, New Jersey 07922.  The “Land” shall mean all that real property which is more particularly described in Exhibit A attached hereto and made a part hereof (such Exhibit A containing both a legal description of the Land and a site layout thereof).  The Building and the Land are sometimes referred to collectively herein as the "Real Estate."

Section 1.02.  Demised Premises:

The Demised Premises is the portion of the Building leased to Tenant, consisting of 16,661 usable square feet of floor area converted to 20,410 rentable square feet of floor area by multiplying the usable square feet by 122.5%, and located on the fourth floor and designated as "Demised Premises" on the “Rental Plan” (which is attached hereto as Exhibit B).  The Demised Premises includes any alterations, additions, improvements or repairs of any nature made thereto.  This computation of rentable square footage shall be binding and conclusive on the parties and their successors and assigns.

Section 1.03.  Base Rent:

"Base Rent" in the applicable period of the Term of this Lease shall be the applicable amount set forth below:

(i)	Months 1 through 3: $0.00 per month;

(ii)	Months 4 through 15: $47,623.33 per month ($28.00 per rentable square foot of the Demised Premises per annum);

(iii)	Months 16 through 27: $48,473.75 per month ($28.50 per rentable square foot of the Demised Premises per annum);

(iv)	Months 28 through 39: $49,324.17 per month ($29.00 per rentable square foot of the Demised Premises per annum);

(v)	Months 40 through 51: $50,174.58 per month ($29.50 per rentable square foot of the Demised Premises per annum); and

(vi)	Months 52 through 63: $51,025.00 per month ($30.00 per rentable square foot of the Demised Premises per annum);

In all cases Base Rent during any renewal term shall be governed by Section 4.01 hereof.  Base Rent shall be payable per Section 5.01 hereof (it being understood that payment for electricity per Section 8.02 hereof is an amount in addition to Base Rent).

The parties agree that Tenant shall have the option (the “Additional Work Allowance Option”), by providing written notice of its exercise of such option to Landlord no later than the Commencement Date, to have the Tenant Work Allowance increased by an amount equal to $7.00 per rentable square foot of the Demised Premises.  In the event that Tenant exercises the Additional Work Allowance Option, then the Base Rent during each of the first three (3) months of the Term shall equal $47,623.33 per month ($28.00 per rentable square foot of the Demised Premises per annum), and not $0.00 as stated in clause (i) of this Section 1.03.

Section 1.04.  Security Deposit:

On the date of the full execution and delivery of this Lease, Tenant shall deposit with Landlord an amount equal to $142,869.99 as a security deposit (the "Security Deposit").  The Security Deposit shall be governed by Section 5.05 hereof.

Section 1.05.  Term:

The "Term" of this Lease shall commence on the Commencement Date and shall continue for five (5) years and three (3) months thereafter, unless sooner terminated or renewed in accordance with the provisions of this Lease.

Section 1.06.  Tenant's Pro Rata Share:

For purposes of this Lease, Tenant's Pro Rata Share shall be the ratio of the total rentable square footage of the Demised Premises to the total rentable square footage of the Building.  Landlord and Tenant have determined that Tenant's Pro Rata Share is 8.359%, calculated as follows:  Demised Premises of 20,410 rentable sq. ft. divided by the rental Area of Building of 244,179 sq. ft. = 0.08359 x 100 = 8.359%. This determination of Tenant's Pro Rata Share shall be binding and conclusive on the parties, and their successors and assigns.

ARTICLE II.  DEFINITIONS.

Section 2.01.  As used herein, the terms below shall have the following meanings:

(a)            “Appraisal Procedure” shall mean the following: within ten (10) days after the expiration of the fifteen (15) day period specified in Section 4.01(b) hereof, each party shall appoint a disinterested, independent appraiser who is a member of the American Institute of Real Estate Appraisers (or a successor organization or, if none exists, the closest similar organization) and has at least five years experience appraising rental properties in the Berkeley Heights area (which shall include the Route 78 corridor) (an "Appraiser").  Within twenty (20) days after their appointment, the two Appraisers so appointed shall appoint a third Appraiser.  If no such third Appraiser is appointed within thirty (30) days after the appointment of the two Appraisers, then either party may apply to the American Arbitration Association ("AAA") to make such appointment, and both parties shall be bound by such appointment.  Each Appraiser appointed pursuant to the foregoing procedure shall be instructed to determine the amount of Market Rent within twenty (20) days after his or her appointment.  Each of the three Appraisers shall determine the value of Market Rent applying the parameters set forth in Section 4.01(b).  The values of the Market Rent determined by each of the three Appraisers shall then be averaged, the determination which differs most from such average shall be excluded, the remaining two values shall then be averaged, and such average shall be the Market Rent, which shall be final and binding on the parties.  The expenses and fees of all such Appraisers shall be shared equally between Landlord and Tenant.   Each Appraiser shall be bound by the terms and conditions set forth in Section 4.01(b) hereof.

(b)            "Assessed Valuation" shall mean (i) the assessed valuation of the Building plus (ii) one-third (1/3) of the assessed valuation of the Land, in each case including any added and/or omitted assessments, and in each case as determined by the real estate tax records of the Township of Berkeley Heights and the real estate tax records of the Borough of Watchung, as applicable.

(c)            "Base Rent" shall have the meaning set forth in Section 1.03 of this Lease.

(d)            "Base Tax Rate" shall mean the final real estate tax rate in effect, in the Township of Berkeley Heights and the Borough of Watchung, as applicable, for the twelve (12) month period immediately following the Commencement Date.

(e)            "Building" shall have the meaning set forth in Section 1.01 of this Lease.

(f)            "Building 400" shall mean the building located at 400 Connell Drive, Berkeley Heights, New Jersey 07922, as designated on Exhibit A attached hereto.  For purposes of clarification, any parking lots, roadways or courtyards located anywhere on the Land are not included within the definition of Building 400.

(g)            "Building 500" shall mean the building to be located at 500 Connell Drive, Berkeley Heights, New Jersey 07922 as designated on Exhibit A attached hereto (it being understood that as of the date hereof, only the foundations of Building 500 have been constructed).  For purposes of clarification, any parking lots, roadways or courtyards located anywhere on the Land are not included within the definition of Building 500.

(h)            "Building Operating Costs" shall have the meaning set forth in Section 5.03(c),(d) and (e) of this Lease.

(i)             The "Commencement Date" of this Lease shall be the earliest of (i) the day on which Tenant has substantially completed the Tenant Work and obtains a certificate of occupancy or temporary certificate of occupancy for the Demised Premises; or (ii) the day on which Tenant commences to do business in the Demised Premises; or (iii) the date which is five (5) months after the Possession Date.  The term “Possession Date” means March 1, 2016; provided, however, that in the event Celgene (as defined in Section 3.02(c) hereof) has not vacated the Demised Premises by March 1, 2016 and such occurrence impedes Tenant’s ability to design or construct the Tenant Work, then the Possession Date shall mean the date Celgene vacates the Demised Premises (it being agreed that if any furniture of Celgene remains in the Demised Premises on or after March 1, 2016, such occurrence shall not mean that Celgene has not vacated the Demised Premises by such date).  Promptly following the Commencement Date, Landlord and Tenant shall execute a Commencement Date Addendum in the form attached hereto as Exhibit F which shall confirm the Commencement Date (it being agreed that the failure of either party to execute the Commencement Date Addendum shall not in any way affect the Commencement Date or any other terms of this Lease).

(j)             The "Common Area" shall mean, collectively, without limitation, the hallways, entryways, stairs, cafeteria, elevators, driveway, sidewalks, parking areas, loading areas, trash facilities, and all other areas and facilities of the Building and the Land provided from time to time by Landlord for the general use and convenience of Tenant with other tenants and their respective employees, servants, invitees, licensees or other visitors; provided, however, that for purposes of clarification, Common Area (i) shall not include Building 400 or Building 500 but (ii) shall include any parking lots, roadways or courtyards located anywhere on the Land.

(k)            "Connell Corporate Park" shall mean the corporate park located in Berkeley Heights, New Jersey which is commonly known as the “Connell Corporate Park.”

(l)             "Demised Premises" shall have the meaning set forth in Section 1.02 of this Lease.

(m)           "Expiration Date" shall be the last day of the Term.  If this Lease shall have been renewed, the Expiration Date shall be the last day of the Term as so renewed.  Notwithstanding anything otherwise to the contrary herein, if this Lease is cancelled or terminated prior to the Expiration Date by reason of an Event of Default (as hereinafter defined), Tenant's liability under the provisions of this Lease shall continue until the date the Term would have expired had such cancellation or termination not occurred or as otherwise provided herein.

(n)            "Extra Taxes" shall have the meaning set forth in Section 5.02(b) of this Lease.

(o)            "Land" shall have the meaning set forth in Section 1.01 of this Lease.

(p)            "Mortgage" shall mean any mortgage, deed to secure debt, trust indenture, deed of trust or other security document or instrument which may now or hereafter affect, encumber or be a lien upon the Demised Premises, the Building, the Land, and any spreading agreements, including, without limitation, any renewals, modifications, consolidations, replacements and extensions thereof.

(q)            "Mortgagee" shall mean the holder of any Mortgage at any time.

(r)             "Operating Increase Amount" shall have the meaning set forth in Section 5.03(a) of this Lease.

(s)            "Operating Year" shall mean any calendar year.  The "First Operating Year" is the twelve (12) month period immediately following the Commencement Date.

(t)             "Parking Area" shall mean those portions of the Land which are designated for parking by Landlord, from time to time.  Up to 10% of the parking spaces may be designated reserved by the Landlord; it being understood that Section 8.01(c) hereof sets forth the number of parking spaces designated as reserved for Tenant and the parking ratio for Tenant’s access to parking spaces.

(u)            "Plans and Specifications" shall have the meaning set forth in Section 3.01 hereof.

(v)            "Real Estate" shall have the meaning set forth in Section 1.01 hereof.

(w)           "Real Estate Tax Base" shall mean the dollar amount of real estate tax payable with respect to the Real Estate on an annual basis, determined by multiplying the Assessed Valuation by the Base Tax Rate plus any charges or assessments imposed upon the Real Estate which are reasonably anticipated to continue thereafter (it being understood that the Real Estate Tax Base shall not include any real estate tax which may be imposed on the building value (as opposed to the land value) of Building 400 or Building 500 (if and when such building is constructed).

(x)            "Rent" shall mean the aggregate of Base Rent, Tax Increase Amount, Extra Taxes, Operating Increase Amount (each as defined herein) and any other charges payable to Landlord hereunder, including utility charges.

(y)            "Security Deposit" shall have the meaning set forth in Section 1.04 hereof.

(z)            "Tax Increase Amount" shall have the meaning set forth in Section 5.02(a) of this Agreement.

(aa)         "Tax Year" shall mean any calendar year.

(bb)        "Taxes" shall mean all real estate taxes, charges and assessments imposed upon the Real Estate (it being understood that (i) Taxes shall not include any real estate taxes, charges and assessments imposed upon the building portion, as opposed to the land portion, of Building 400 or Building 500 if and when such building is constructed and (ii) subject to any Extra Taxes, in determining Taxes attributable to the Land (as opposed to the Building) which shall be allocated to this Lease, one-third (1/3) of the assessed valuation of the Land (times the applicable real estate tax rate), as determined by the real estate tax records of the Township of Berkeley Heights and the real estate tax records of the Borough of Watchung, as applicable, shall be allocated to this Lease).  If any franchise, capital stock, capital gains, rent, income, profit or any other tax or charge of any nature whatsoever shall be substituted in whole or in part for the current ad valorem taxes now or hereafter imposed upon the Real Estate due to a change in the method of taxation or assessment, such franchise, capital stock, capital gains, rent, income, profit or other tax or charge shall be deemed included as Taxes (it being agreed that absent any change in the method of taxation or assessment described above, any such franchise, capital stock, capital gains, rent, income, profit or other tax or charge shall be deemed excluded as Taxes).  The parties agree that if a special assessment is imposed upon the Real Estate for an improvement or other condition that will benefit the Real Estate for a period beyond the expiration of the Term of this Lease, then the portion of the special assessment that shall be considered a Tax for purposes of this Lease in each Tax Year shall be determined by Landlord in a fair and reasonable manner (i.e., to the extent possible, by amortizing the total amount of the special assessment over the useful life of the improvement or other condition benefiting the Real Estate to which such special assessment relates).

(cc)         "Tenant's Agents" shall mean, without limitation Tenant's employees, servants, representatives, agents, licensees, permitted subtenants and assignees, contractors, heirs, successors, legatees, and devisees.

(dd)        "Tenant's Pro Rata Share" shall have the meaning set forth in Section 1.06 of this Lease.

(ee)         "Tenant Work" shall have the meaning set forth in Section 3.01 of this Lease.

(ff)           "Tenant Work Allowance" shall have the meaning set forth in Exhibit C-2 of this Lease.

(gg)        "Term" shall have the meaning set forth in Section 1.05 of this Lease.

ARTICLE III.  PREPARATION OF THE DEMISED PREMISES.

Section 3.01.  Tenant Work:

(a)             The completed interior design drawings, layouts and interior specifications and HVAC drawings for the preparation of the Demised Premises shall be annexed hereto and, as of the date of such annexation, made a part of this Lease as Exhibit C‑1 and shall be referred to as the "Plans and Specifications" (it being agreed to by the parties that the Plans and Specifications shall be based on the preliminary space plans attached hereto as Exhibit C-3 (the “Preliminary Plans”)).  The Tenant Workletter, annexed hereto as Exhibit C-2, sets forth in detail the parties' understanding regarding building standards,  Tenant Work and certain other aspects of Tenant Work in the Building.

(b)             Construction, according to the Plans and Specifications ("Tenant Work") shall be carried out and pursued to completion with reasonable diligence by and at the expense of Tenant and with the cooperation of Landlord, upon the terms and conditions set forth below.  Tenant may begin Tenant Work on the later of March 1, 2016 and the approval by Landlord of the Plans and Specifications (which approval shall not be unreasonably withheld so long as the Plans and Specifications reflect the Preliminary Plans):

(i).                           Prior to commencing any Tenant Work, Tenant shall furnish to Landlord a written list of general contractors who are proposed to perform such work.  Such general contractors (and all contractors) shall be first-class contractors and shall maintain current licenses with applicable governmental and/or other enforcement authorities.  Tenant shall furnish to Landlord copies of such general contractors’ and other contractors’ insurance policies, including workers compensation, public liability and property damage, all in amounts and with companies acceptable to Landlord.  Landlord shall have the right to reject such proposed general contractors by written notice to Tenant within ten days of Landlord's receipt of the above information.

(ii).                         Tenant shall promptly apply for all approvals and permits legally required in connection with the performance of Tenant Work.  If necessary, Landlord shall join in the execution of the applications, and at Tenant's request, shall cooperate with the prosecution of the application (and Landlord shall not charge Tenant any fees in connection therewith).  Tenant shall bear all fees, costs and expenses in connection with the applications.  Tenant shall prosecute the applications diligently and use its best efforts to seek the approvals and permits applied for and shall provide Landlord with copies of all permits and approvals upon receipt thereof.  Tenant shall advise Landlord of its progress from time to time and upon request by Landlord.

(iii).                        Promptly after all requisite approvals and permits have been granted, Tenant shall commence the performance of Tenant Work and shall diligently prosecute Tenant Work to completion.

(iv).                       Tenant shall perform or cause to be performed all of Tenant Work in accordance with the Plans and Specifications, all requirements of regulations of any applicable public authority, and the terms and conditions of all insurance policies and shall do so in a good and workmanlike manner, and the Tenant Work shall in no event interfere with building systems or with any other tenant’s use and quiet enjoyment of such tenant’s leased space in the Building.  Notwithstanding any failure by Landlord to object to any such Tenant Work Landlord shall have no responsibility therefor.  Tenant agrees to save and hold Landlord harmless as provided in the Lease for said Tenant Work.

(v).                         Tenant's contractors shall have access to the Demised Premises during Business Hours (as defined in Exhibit D hereto) and Landlord shall provide water, heating or cooling to the extent such services are being provided to the Demised Premises pursuant to the terms of this Lease.  Tenant's contractors may have access to the Demised Premises beyond Business Hours if Landlord approves in writing, and water, heating or cooling at Tenant’s request, if Tenant agrees to pay utility overtime charges on an hourly basis as set forth in the Rules and Regulations (defined herein).

(vi).                       Tenant shall provide Landlord with "as built drawings" upon completion of Tenant Work.

(vii).                      If any governmental authority requires that a certificate of occupancy be issued with respect to the Demised Premises as a result of Tenant Work, Tenant shall apply for, obtain such certificate of occupancy and provide a copy thereof to Landlord prior to Tenant’s occupancy of the Demised Premises.

(c)             Tenant acknowledges that the Building is a multi-tenant building, and that Landlord and other tenants in the Building and their respective contractors will be performing tenant fit-up work and other construction in the Building from time to time, during both Business Hours and non Business Hours.  Any such work or other construction shall not unreasonably interfere with Tenant’s business operations in the Building.

Section 3.02.  Tenant's Early Access:

(a)             Landlord shall permit Tenant to enter the Demised Premises before Tenant Work is undertaken during normal Business Hours for the purposes of inspection only.

(b)             If Tenant is permitted access to the Demised Premises prior to the Commencement Date, it shall be at Tenant's sole risk.  If Tenant's workmen begin to perform Tenant Work, the foregoing license is conditioned upon Tenant and Tenant's Agents not interfering with Landlord's employees, agents, servants, representatives or licensees, or the workmen of any other tenant.  This license may be withdrawn by Landlord at any time, upon written notice to Tenant.  Landlord shall not be liable in any way for any injury, loss or damage of any nature whatsoever occurring as a result of early access to the Demised Premises by Tenant or any employee, agent, servant, contractor or representative thereof.  Landlord shall have the right to impose such additional conditions on tenant's early entry as Landlord, in its reasonable discretion, deems appropriate.

(c)             Landlord and Tenant acknowledge that as of the date hereof Landlord is leasing the space described in this Lease as the “Demised Premises” (in addition to other space in the Building) to Celgene Corporation (“Celgene”) pursuant to a lease agreement (as amended, the “Celgene Lease”) between Landlord and Celgene.  Landlord represents that Landlord and Celgene have entered into an agreement pursuant to which the Celgene Lease shall terminate with respect to the Demised Premises effective as of February 29, 2016.   Notwithstanding anything contained in this Lease (including, without limitation, Sections 1.05, 3.02(a) and 3.02(b) hereof), unless otherwise agreed to by Landlord, Tenant shall not have any access to or use of the Demised Premises prior to March 1, 2016.

Section 3.03.  Insurance Covering Tenant Work:

Tenant shall not make or cause to be made any alterations, repairs or installations, or perform Tenant Work or any other work to or on the Demised Premises or otherwise in connection with this Lease unless Tenant shall obtain, and shall require all its contractors to obtain, and have in force during the performance of such work, public liability and worker's compensation insurance to cover every contractor to be employed as set forth in Section 3.01(b)(i) hereof.  Such policies shall be in such amounts and on such terms as Landlord deems appropriate; they shall be non‑cancellable without thirty (30) days' prior notice to Landlord by the insurance company.  In accordance with Section 3.01(b)(i) hereof, Tenant shall supply Landlord with copies of the insurance policies prior to commencing any Tenant Work and Landlord shall be named as an additional insured on any such policy.

Section 3.04.  No Representation:

Landlord has made and makes no representations, covenants or warranties with respect to the Demised Premises, the Building or the Land, except as expressly set forth in this Lease.

Landlord hereby represents and warrants to Tenant the following:

(a) To the best of Landlord’s knowledge, all electrical, plumbing, mechanical, HVAC and other systems in the Demised Premises or serving the Demised Premise are in good working order.

(b) To the best of Landlord’s knowledge, there is no asbestos, PCBs,  mold, lead paint, USTs or other hazardous materials in the Demised Premises.

(c) Landlord has received no written notices of any pending or threatened condemnation or eminent domain proceedings relating to all or any part of the Demised Premises.

(d) There are no actions, suits, litigation or proceedings currently pending, or the best of Landlord's knowledge, threatened related to all or any part of the Demised Premises or Landlord that would have a material adverse affect on Tenant’s use of the Demised Premises as provided herein or Landlord’s ability to satisfy its obligations under this Lease.

(e) Landlord is the fee owner of the Demised Premises, and there is no ground lease affecting the Demised Premises.

(f) There are no mortgages encumbering the Demised Premises.

ARTICLE IV.  OPTION TO RENEW; RIGHT OF FIRST OFFER.

Section 4.01.  Option to Renew.

(a)  Tenant shall have one (1) option to renew this Lease (a “Renewal Option”) for all (but not less than all) of the Demised Premises on the same terms and conditions of this Lease and in the manner provided below, for a term of five (5) years, provided that there has been no Event of Default (or event or condition which, with the passage of time or giving of notice, or both, would constitute an Event of Default) that has occurred and is continuing at the time of exercise of the option and that there have not been repeated recurring Events of Default (whether or not previously cured) during the Term.  In the event Tenant desires to elect the Renewal Option, Tenant shall give Landlord written notice of its exercise of the Renewal Option nine (9) months prior to the Expiration Date of the Term.  If Tenant fails to timely notify Landlord of its exercise of the Renewal Option, then the Renewal Option shall expire.

(b)  Base Rent during the renewal term shall equal the prevailing market rental rate for office space of comparable quality, design and location in the Berkeley Heights area (which shall include the Route 78 corridor) for tenants occupying an amount of space comparable to the amount then leased by Tenant, taking into consideration any concessions (e.g., rent abatement, tenant improvement and other allowances) then being offered by landlords to prospective tenants for comparable space (“Market Rent”), but in no case less than the then existing Base Rent.  The parties shall negotiate in good faith to establish the Market Rent.  If the parties are unable to agree on Market Rent within fifteen (15) days after Tenant gives Landlord its notice exercising the Renewal Option (the "Notice Date"), then the Appraisal Procedure (as defined in Section 2.01) shall be utilized.

Section 4.02.  Right of First Offer.

If during the period commencing on the Commencement Date through to the end of the base Term of this Lease, the space on the fourth floor of the Building designated as the “Additional Space” on Exhibit G attached hereto (such space being referred to as the “Additional Space”) becomes available for lease, then provided that there has been no Event of Default (or event or condition which, with the passage of time or giving of notice, or both, would constitute an Event of Default) that has occurred and is continuing at the time of exercise of the option and that there have not been repeated recurring Events of Default (whether or not previously cured) during the Term (and provided that neither Landlord nor any of its affiliates desire to lease or otherwise occupy such space, and no existing tenant or subtenant of such space is interested in such space), Landlord shall notify Tenant that the Additional Space is available for lease and that Tenant may elect to lease all (but not less than all) of the Additional Space.  Tenant shall have ten (10) business days from receipt of Landlord’s notice to exercise its option to lease the Additional Space, by written notice to Landlord.  The parties agree that the Base Rent for the Additional Space shall be an amount equal to the Market Rent (as defined in Section 4.01(b) hereof).  The lease of the Additional Space shall include, in addition to such Base Rent, such other terms and conditions (including, without limitation, the lease term) as shall be mutually reasonably acceptable to Landlord and Tenant.  Notwithstanding anything contained in this Section 4.02, (I) in the event Tenant declines to exercise its option described in this Section 4.02 (or if Tenant exercises such option but the parties are otherwise unable, after acting reasonably and in good faith, to mutually agree on the terms of the lease of such space within ten (10) business days after Tenant’s exercise of such option (such applicable date being referred to as the “Cut-Off Date”), then Tenant’s rights described in this Section 4.02 shall expire, and Landlord shall have no further obligations to Tenant under this Section 4.02 (except that if all or any portion of the Additional Space is not under lease by the date which is six (6) months after the Cut-Off Date (such portion of the Additional Space not then under lease being referred to as the “Subject Space”), then promptly following the date which is six (6) months after the Cut-Off Date Landlord shall, subject to all other conditions set forth in this Section 4.02 that were applicable to the Additional Space, again notify Tenant that the Subject Space is available for lease and that Tenant may elect to lease all (but not less than all) of the Subject Space, and all terms of this Section 4.02 that were applicable to the Additional Space shall then apply to the Subject Space; it being agreed that the exception to clause (I) described in this parenthetical shall only be applicable one (1) time and shall have no further force or effect if Tenant either declines to exercise its option described in this Section 4.02 with respect to the Subject Space (or if Tenant exercises such option but the parties are otherwise unable, after acting reasonably and in good faith, to mutually agree on the terms of the lease of such space within ten (10) business days after Tenant’s exercise of such option) , (II) Tenant shall not have any rights under this Section 4.02 so long as Tenant is subleasing (and/or having available for sublease) any portion of the Demised Premises and (III) Tenant’s rights under this Section 4.02 shall be subject and subordinate to any expansion rights, existing as of the date this Lease is fully executed, that any other tenants in Connell Corporate Park may have with respect to such space.

ARTICLE V. RENT.

Section 5.01.  Base Rent:

Tenant shall pay Base Rent to Landlord, in the amount set forth in Section 1.03, without notice or demand, in monthly installments in advance beginning on the Commencement Date.  Each subsequent installment shall be due to and received by the Landlord on or before the first day of each month during the Term.  Base Rent for partial months shall be pro-rated.

Section 5.02.  Tax Increase Amount:

(a)             In addition to Base Rent and all other charges Tenant is required to pay hereunder, Tenant shall pay the Tax Increase Amount (as hereinafter defined) to Landlord as follows:

(i)                      If the Taxes for any Tax Year during the Term of this Lease shall be greater than the Real Estate Tax Base, then Tenant shall pay to Landlord, as a component of Rent and as provided in Section 5.02(a)(ii) below, the amount (the "Tax Increase Amount") determined by multiplying the difference between the Taxes for the applicable Tax Year and the Real Estate Tax Base by Tenant's Pro Rata Share.

(ii)                    Within one hundred and eighty (180) days after the commencement of each Tax Year after and including the year in which the Assessed Valuation has been established, or as soon as practicable thereafter, Landlord shall submit to Tenant a copy of the bill(s) for the Taxes for such Tax Year and a statement (the "Tax Statement"), which shall indicate: (i) any annual increase in the Taxes, (ii) the effective date of such increase, (iii) the Tax Increase Amount due, if any, and  (iv) any Extra Taxes due as set forth below.  Tenant shall pay the Tax Increase Amount to Landlord within thirty (30) days after the issuance of the Tax Statement.  Any Tax Increase Amount for a period of less than a full Tax Year shall be ratably apportioned.

(b)             Tenant shall be liable for any portion of the Taxes, charges and assessments imposed upon the Real Estate during the Term of this Lease which are attributable to extraordinary improvements in the Demised Premises or the Building constructed at Tenant's expense or for Tenant's specific benefit (and not the benefit of other tenants) and for which the taxing authority has assigned a distinguishable increase in valuation in computing the Assessed Valuation ("Extra Taxes").  Tenant shall pay to Landlord such Extra Taxes within thirty (30) days after issuance of the Tax Statement as set forth above.  Any Extra Taxes due for a period of less than a full year shall be ratably apportioned.  Tenant shall not be liable for any Taxes, charges and assessments imposed upon the Real Estate during the Term of this Lease which are attributable to extraordinary improvements in another tenant in the Building’s space or the Building constructed at another tenant’s expense or for another tenant’s specific benefit (and not the benefit of other tenants) and for which the taxing authority has assigned a distinguishable increase in valuation in computing the Assessed Valuation.

(c)             Tenant's obligations for payment of Tax Increase Amount or Extra Taxes during the Term shall survive the expira-tion or early termination of this Lease.

After the Real Estate Tax Base is established, the Real Estate Tax Base shall never decrease.

Section 5.03.  Building Operating Costs; Adjustments:

(a)            Tenant hereby agrees that for each Operating Year during the Term of this Lease for which the Building Operating Costs (as hereinafter defined) budgeted for such Operating Year exceeds the Building Operating Costs for the First Operating Year, Tenant shall pay to Landlord as a component of Rent and in the manner further provided in this Section 5.03, an amount (the "Operating Increase Amount") determined by multiplying the difference between the budgeted Building Operating Costs for the applicable Operating Year and the Building Operating Costs in the First Operating Year by Tenant's Pro Rata Share.  Within one hundred and eighty (180) days after the commencement of each Operating Year, or as soon as practicable thereafter, except for the First Operating Year, Landlord shall present to Tenant a statement (the "Operating Statement") showing, inter alia, the Operating Increase Amount, if any, due hereunder (the date upon which the Operating Statement is presented to Tenant being hereinafter referred to as the "Billing Date").  Each Operating Statement shall be a detailed statement, broken out by specific categories of expenses. Tenant shall pay the Operating Increase Amount no less frequently than monthly in advance in an amount determined by multiplying the Operating Increase Amount for the applicable Operating Year by one‑twelfth (1/12).  These monthly payments of the Operating Increase Amount shall be added to and paid simultaneously with the Base Rent.  If the total of such monthly payments made by Tenant during any Operating Year is less than the Operating Increase Amount, as shown on the next Operating Statement presented to Tenant, Tenant shall pay the difference to Landlord within thirty (30) days after the Billing Date.  If the total of such monthly payments made by Tenant during any year is greater than the Operating Increase Amount, as shown on the next Operating Statement presented to Tenant, Landlord shall refund the excess amount to Tenant within thirty (30) days after the Billing Date.  Each Operating Statement shall indicate (i) the Operating Increase Amount for the current year; (ii) the difference between the actual dollar amount of Building Operating Costs and the budgeted Building Operating Costs for the preceding Operating Year; (iii) the total of the monthly payments made by Tenant hereunder for the account of the preceding Operating Year, if applicable; and (iv) the amount of any overpayment or underpayment by Tenant on account of the Operating Increase Amount for the preceding year.

(b)             If Tenant disputes the amount or characterization of any item contained in the Operating Statement by giving written notice thereof to Landlord within one hundred twenty (120) days of the Billing Date, Tenant shall have the right, provided that there has been no Event of Default (or event or condition which, with the passage of time or giving of notice, or both, would constitute an Event of Default) that has occurred and is continuing at such time, to designate a firm of independent certified public accountants reasonably acceptable to Landlord (and whose compensation is not, directly or indirectly, contingent in whole or in part on the results of the audit) to audit Landlord's records upon which the Operating Statement is based, provided Tenant first pays all sums due as shown on the Operating Statement first and such notice identifies with specificity the particular item(s) in the Operating Statement that Tenant believes is/are incorrect.  Such audit shall be conducted promptly after Tenant's notice of dispute is given to Landlord and, unless otherwise specified by Landlord, shall be conducted during regular business hours at the office where Landlord maintains its books and records.  The fee for any audit conducted on Tenant's behalf shall be borne solely by Tenant (subject to the penultimate sentence of this Section 5.03(b)).  The parties agree that if Tenant has a specific question regarding a particular item contained in the Operating Statement and Tenant requests clarification or backup from Landlord for the same, Landlord shall act reasonably in providing such information to Tenant instead of requiring Tenant to engage an independent certified public accountant for the same.  Landlord shall have the right, at its sole expense (subject to the last sentence of this Section 5.03(b)), to have Tenant's audit reviewed by a mutually agreed upon third party nationally recognized certified public accountant, whose determination shall be conclusive and binding on both Landlord and Tenant.  If, as a result of Tenant's inspection of Landlord's books or the audit of Landlord's records and review by independent certified public accountants, an error is discovered in the Operating Statement, Landlord shall revise the Operating Statement accordingly and any overpayment by Tenant shall be refunded by Landlord to Tenant forthwith and any underpayment shall be paid by Tenant on demand. Any audit and subsequent adjustment in payment shall be deemed to be conclusive of settlement of the dispute.  If Tenant does  not notify Landlord of a dispute within one hundred twenty (120) days of receipt of any Operating Statement, Tenant shall be deemed to have accepted such Operating Statement.  Landlord's records and any information provided by Landlord to auditors pursuant to this Section 5.03(b), and the results of any such audit, shall be and remain confidential and shall not be made available by the auditors or Tenant to any other person or entity other than its lawyers.  If requested by Landlord, Tenant and its auditor shall, prior to any such audit, execute and deliver to Landlord a confidentiality agreement prepared by Landlord, in favor of Landlord.  If the final audit discloses an overstatement in Landlord’s determination of Building Operating Costs by four percent (4%) or more, then all costs of the audits shall be borne by Landlord.  If the final audit discloses that Landlord’s determination of Building Operating Costs was not overstated by four percent (4%) or more, then all costs of the audits shall be borne by Tenant.

(c)             The "Building Operating Costs" shall include each and every expense incurred in connection with the ownership, administration, management, operation, insurance, maintenance and repair of the Real Estate, or reasonably charged by Landlord if Landlord performs management services in connection with the Real Estate, including management, consulting, reasonable legal and accounting fees, and, further, including but not limited to, wages, salaries and fees paid to persons either employed by Landlord or engaged as independent contractors in performing or managing the services related to the Real Estate, and such other typical items of expense as indicated in Subsection (d) below.  If any person or independent contractor is employed with respect to more properties than the Real Estate, the wages, salaries or fees paid therefor shall be allocated based on time spent by such person or Contractor on matters relating to the Real Estate or the degree of responsibility for the Real Estate compared to the other properties involved.  Landlord shall not be entitled to any profit or mark-up on Building Operating Costs.

(d)            Some of the typical items of expense which comprise or may comprise the Building Operating Costs are or may be the following, but only to the extent that they relate solely or are properly allocated to the Real Estate:

(i)                     Repairs and maintenance;

(ii)                    Utility costs (including meter reading and certification service fees), including but not limited to the cost of electricity to power HVAC units and to heat the Building (both Tenant premises and Common Area) and to light the Common Area;

(iii)                  Cleaning costs, including but not limited to windows, tenant premises and Common Areas;

(iv)                  Service contracts including but not limited to elevator, HVAC, janitorial and window cleaning, rubbish removal, exterminating and towel service;

(v)                   Costs of landscaping and snow removal;

(vi)                  [Intentionally omitted];

(vii)                 Wages, salaries and other compensation, including taxes, insurance, retirement, fringe benefits, uniforms payable to employees performing services related to the Real Estate, but only for employees at or below the level of property manager;

(viii)               Reasonable fees and other compensation payable to independent contractors or other agents of Landlord performing services related to the Real Estate;

(ix)                    Cost of Landlord's insurance, including but not limited to, fire and extended coverage, public liability and property, rental value insurance (including Base Rent, estimated Tax Increase Amount and estimated Operating Increase Amount), elevator, worker's compensation, boiler and machinery insurance;

(x)                    Reasonable auditing, accounting, attorneys' and consultants' fees and disbursements incurred in connection with the maintenance and operation of the Real Estate (it being agreed that in no event shall the total amount of attorney’s fees included in Building Operating Costs exceed $5,000 during any Operating Year);

(xi)                    A reasonable management fee to compensate Landlord for management services, if Landlord, its employees, agents or servants, perform same, or reasonable and customary fees for management services provided by an independent management company; provided that any such management fees shall be comparable to management fees charged by landlords of office space of comparable quality, design and location in the Berkeley Heights area (which shall include the Route 78 corridor from Berkeley Heights to Basking Ridge);

(xii)                  Any other expenses of any kind whatsoever reasonably incurred in managing, operating, maintaining and repairing the Real Estate;

(xiii)                The cost, if any, of non‑Tenant area capital improvements installed by Landlord after the completion of the Building as amortized over the useful life of such improvements, with only the annual amortized amount attributable to any Operating Year to be included in the Building Operating Costs for that Operating Year, but only (i) to the extent such capital improvements are reasonably expected to reduce Building Operating Costs or (ii) if such capital improvements must be incurred to comply with newly enacted laws; and

(xiv)                The costs, charges and expenses, if any, incurred by Landlord in connection with any change of any company providing electric service to the Real Estate, including, without limitation, maintenance, repair, installation, and service costs associated therewith.

(e)              The term "Building Operating Costs" shall not include or be deemed or construed to include:

(i)                 Costs incurred in connection with the construction of the Building or the initial development of the Real Estate;

(ii)                Costs for which Landlord is reimbursed by its insurer, any tenant's insurer or any tenant;

(iii)               Costs attributable to leasing of and improvements to the premises of other tenants in the Building;

(iv)              Costs, expenses or expenditures relating to the duties, liabilities or obligations of other tenants in the Building;

(v)                Interest, principal or other payments on mortgages or other debt costs, if any;

(vi)              Depreciation on the Building;

(vii)            Taxes;

(viii)           Leasing commissions;

(ix)               Costs which are paid directly by any tenant;

(x)                Costs or expenses for sculptures, paintings, or other works of art, including costs incurred with respect to the purchase, ownership, leasing, and/or repair  of such works of art (other than ordinary maintenance);

(xi)               Legal fees incurred in connection with disputes between Landlord and any tenant of the Building;

(xii)             Any capital improvements, other than as specifically set forth in Section 5.03(d) hereof;

(xiii)           Any costs incurred to cleanup, contain, abate, remove or otherwise remedy Hazardous Materials or asbestos containing materials from the Building, the Common Area or the Land; and

(xiv)           The cost of correcting defects in the original construction of the Building or the initial development of the Real Estate (repairs resulting from ordinary wear and tear shall not be deemed to be defects), except in each case to the extent Building Operating Costs are otherwise reduced thereby, in which case and to the extent only such items shall be included in Building Operating Costs until their aggregate cost is recouped.

(f)             Landlord and Tenant agree that with respect to all Building Operating Costs, the actual costs thereof for the First Operating Year and for each Operating Year thereafter shall be adjusted to reflect all Building Operating Costs for a full year.  Landlord and Tenant further agree that in the event occupancy in the Building during the First Operating Year or any Operating Year thereafter is less than ninety five percent (95%), then Building Operating Costs for the First Operating Year or any other Operating Year, as applicable, shall be “grossed up” to the amount of Building Operating Costs that, using Landlord’s reasonable projections, would normally be expected to be incurred during the First Operating Year or other Operating Year, as applicable, if the Building were ninety five percent (95%) occupied during such First Operating Year or other Operating Year.  In the event of any gross-up, Landlord shall provide a detailed statement setting forth Landlord’s calculations for the same.

(g)            Tenant's obligations for payment of Building Operating Costs during the Term shall survive the expiration or early termination of this Lease for costs incurred during the Term.

(h)            The amounts due with respect to any Operating Year pursuant to Sections 5.02 and 5.03 of this Lease shall be aggregated or netted, as applicable, so that only one payment is made, if any, with respect to such amounts.

Section 5.04.  Payment of Rent:

(a)            Rent shall be paid without notice, demand, counterclaim, offset, deduction, defense, or, except as expressly provided herein, abatement.

(b)            Unless otherwise directed by Landlord to Tenant in writing, all Rent payable under this Lease shall be payable to Landlord by check, ACH payment or wire transfer in immediately available funds in U.S. Dollars, to the following account: Wells Fargo Bank, N.A., 190 River Road, Summit, NJ 07901, Attn: Ms. Kathy Murphy, Senior Vice President; ABA: 121000248; For Credit to the A/C of: The Connell Company; Account Number: 2000010817252.

(c)            If Tenant shall fail to pay any Tax Increase Amount, Operating Increase Amount, Extra Taxes, or any other charges payable hereunder, whether or not the same are called Rent, Landlord shall have all remedies provided for in the Lease or at law as in the case of nonpayment of Base Rent. Tenant's obligations (accruing during the Term) under Article V and Article XXI hereof shall survive the expiration or earlier termination of this Lease.

Section 5.05.  Security Deposit:

(a)             The sum set forth in Section 1.04, which Tenant is required to deposit with Landlord, is security for the full and faithful performance by Tenant of all of its obligations under this Lease or in connection with this Lease.  If an Event of Default (as herein defined) has occurred, Landlord may use, apply or retain the whole or any part of the Security Deposit for the payment of (i) Rent or any other sums of money which Tenant may not have paid or which may become due after the occurrence of the Event of Default; (ii) any sum expended by Landlord on Tenant's behalf in accordance with the provisions of this Lease; or (iii) any sum which Landlord may expend or be required to expend by reason of such Event of Default, including any damages or deficiency in the re-letting of the Demised Premises in connection with Article XVI hereof.  In the case of every such application, or retention during the Lease Term, Tenant shall, on demand, pay to Landlord a sum equal to that so applied or retained, which shall be added to the Security Deposit so that the same shall be restored to its original amount.  Landlord may use, apply or retain the whole or any part of the Security Deposit for the repair of damage to the Demised Premises upon Tenant's surrender of the Demised Premises on Expiration Date.  The use, application or retention of the Security Deposit or portion thereof by Landlord shall not prevent Landlord from exercising any other right or remedy provided for hereunder or at law shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled.

(b)        The Security Deposit shall bear no interest; and if legally permissible, Landlord shall be entitled to commingle the Security Deposit with Landlord's other funds.

(c)        If Tenant shall fully and faithfully comply with all of the provisions of this Lease, the Security Deposit or any balance thereof shall be returned to Tenant within sixty (60) days after the Expiration Date or upon any later date after which Tenant has vacated the Demised Premises.  In the absence of evidence satisfactory to Landlord of any assignment of the right to receive the Security Deposit or the remaining balance thereof, Landlord may return the Security Deposit to the original Tenant regardless of one or more assignments of Tenant's interest in such Security Deposit.  In such event, upon the return of such Security Deposit or balance thereof to the original Tenant, Landlord shall be completely relieved of liability hereunder.

(d)         Tenant covenants and agrees that it shall not assign, pledge, hypothecate, mortgage or otherwise encumber the Security Deposit during the Term of the Lease.

(e)        The Security Deposit may be transferred to any purchaser of Landlord's interest in the Building or the Real Estate, provided as a condition of such transfer, the transferee assumes, in writing, the obligation to hold the same pursuant to this Section 5.05 and upon such transfer, Landlord shall be relieved of any obligation with respect thereto.

ARTICLE VI.  SIGNS

Section 6.01.  Directory:

Landlord shall provide a directory of tenants in the first floor lobby area of the Building.

Section 6.02.  Signs:

(a)            Tenant shall have no right to install and maintain a sign on the entrance doorway of the Demised Premises without Landlord's prior written consent which shall not be unreasonably withheld or delayed.  Landlord may permit Tenant to identify its business name by lettering on the exterior of the Demised Premises with Landlord's prior written consent as to dimensions, material, content, location and design.

(b)            Tenant shall obtain and pay for all required permits and licenses relating to such sign, if same are required.  Copies of all such permits and licenses shall be delivered to Landlord within a reasonable time after they are issued.

(c)            Tenant shall not have the right to install or maintain any signs in or at the Real Estate or visible from the outside of the Demised Premises.

(d)            Landlord shall have the right to remove any sign in order to paint, or to make repairs, alterations or improvements in or upon the Building or Demised Premises, at its expense.  At the expiration of the Term, Tenant shall, at Tenant's sole cost and expense, remove all signs and restore the area in which they were affixed to its prior condition.

 ARTICLE VII.  REPAIRS, ALTERATIONS, COMPLIANCE, SURRENDER.

Section 7.01.  Repairs by Landlord:

Landlord shall make or cause to be made necessary repairs to the Common Area.  Landlord shall make or cause to be made necessary repairs to the roof of the Building and structural repairs to the foundation, exterior walls, windows, electrical, HVAC, plumbing and mechanical systems of the Building (other than the electrical, HVAC, plumbing, and mechanical systems serving solely the Demised Premises), and any load‑bearing interior walls of the Demised Premises; provided, however that Landlord’s obligations shall exclude anything caused by (a) any act, omission or negligence of Tenant, Tenant's Agents or invitees; (b) the failure of Tenant to perform or comply with any terms, conditions or covenants in this Lease; or (c) any alterations, installations, additions or improvements made or to be made by Tenant.  Damage set forth in clauses (a), (b) and (c) in this Section 7.01 will be repaired by Landlord at Tenant's expense, except that in the event of a fire or other casualty, Landlord shall make all repairs required by the occurrence of fire and other casualty in accordance with and as more particularly set forth in Article XII hereof.  In addition, to the extent costs incurred by Landlord for repairs made pursuant to this Section 7.01 are Building Operating Costs, then Tenant’s responsibility for any such costs and expenses shall be governed by Section 5.03 hereof.

Section 7.02.  Repairs, Maintenance and Improvements by Tenant:

(a)             Tenant shall maintain and take good care of the Demised Premises.  Tenant, at its expense, shall promptly make all repairs in and about the Demised Premises as shall be required by reason of (i) the installation, use or operation of Tenant's property in the Demised Premises, (ii) the moving of Tenant's property in or out of the Building or (iii) the misuse or neglect of Tenant or any of its employees, agents or contractors. Except for repairs Landlord is specifically obligated to make, Tenant, at its expense, shall be responsible for all repairs, maintenance and replacements within the Demised Premises.  Notwithstanding the foregoing, Landlord shall make all repairs required by the occurrence of fire and other casualty as more particularly set forth in Section 12.03 hereof; provided, however, that Tenant shall be responsible for the repair and restoration of Tenant's improvements to the Demised Premises.  Tenant shall notify Landlord in advance of all repairs to be made by Tenant exceeding an amount equal to $0.50 per rentable square feet of the Demised Premises in cost.  Tenant shall not remove blinds from windows.  In making repairs, Tenant shall observe and comply with the insurance requirements of Section 3.03 hereof and all requirements, laws or regulations of any applicable public authority and the terms and conditions of all insurance policies required by Article XIV relating to or affecting the Real Estate.

(b)            Tenant shall be responsible and liable for all damages to the Demised Premises the Building or the Land or any part thereof attributable to the fault, negligence, or misuse of Tenant, Tenant’s Agents, or Tenant’s guests or invitees, except that in the event of a fire or other casualty, Landlord shall make all repairs required by the occurrence of fire and other casualty in accordance with and as more particularly set forth in Article XII hereof.

Section 7.03.  Approval by Landlord of Improvements:

Except with respect to painting or carpeting, Tenant may not make, repairs, alterations, additions or improvements to the Demised Premises, or any part thereof, without the prior written consent of Landlord, if the reasonable cost of such improvements is estimated to exceed an amount equal to $0.50 per rentable square feet of the Demised Premises.  Any permitted alterations shall be performed in a good and workman-like manner in accordance with all requirements of any applicable governmental authority, the terms and conditions of all required insurance policies and any other provisions relating to Tenant Work herein contained.  In no event shall Tenant make any alterations of the outside dimensions of the Building or the existing load-bearing walls and columns, exterior walls, roof, structural ceiling or foundations.  Landlord shall have the right to require Tenant to restore the Demised Premises to the conditions prior to any alterations made after the completion of the initial Tenant Work (subject to the immediately succeeding sentence).  If Landlord’s consent to an alteration, addition or improvement is required hereunder and Landlord consents to the same, then at the time Landlord provides such consent Landlord shall notify Tenant if such alteration, addition or improvement will need to be removed at the end of the Term (and the Demised Premises restored as provided above), it being agreed that if Landlord informs Tenant that such alteration, addition or improvement will need to be removed at the end of the Term, Landlord may thereafter later (as long as such notice is provided at least thirty (30) days prior to the end of the Term) instruct Tenant not to remove such alteration, addition or improvement.

Section 7.04.  Emergency Repairs:

If, in an emergency, it shall become necessary to make any repairs or replacements otherwise required to be made by Tenant, Landlord may enter the Demised Premises, and proceed to make or cause such repairs or replacements to be made at Tenant's expense.  Landlord shall give Tenant telephone notice of such emergency.  Within thirty (30) days after Landlord renders a bill for such repairs or replacements, Tenant shall reimburse Landlord for the cost of making such repairs.

Section 7.05.  Electrical Lines

(a)             Tenant may not install any electrical equipment that overloads the lines in the Demised Premises, the Building or the Real Estate or which will interfere with the use thereof by other tenants of the Building unless Landlord approves same in the Plans and Specifications or as provided for in Section 7.03 above.  If Tenant makes such installation, Landlord may require Tenant, at Tenant's sole cost and expense, to make whatever alterations and/or repairs are necessary and which are in compliance with the terms and conditions of all required insurance policies and all requirements of applicable governmental authorities.  Tenant shall be responsible or liable for all damages anywhere in the Building or with respect to the Real Estate caused by any electrical overload attributable to Tenant.

(b)            At all times, Tenant shall provide access for Landlord to trench headers provided that Landlord's work shall not prevent the conduct of Tenant's business.

Section 7.06.  Surrender of Premises.

On the Expiration Date, Tenant shall quit and surrender the Demised Premises together with all alterations, fixtures (except trade fixtures, it being understood that, if Tenant removes trade fixtures, Tenant shall exercise reasonable care in doing so, and the Demised Premises shall be restored to the condition it was in prior to the installation of the trade fixtures, reasonable wear and tear excepted), installations, additions and improvements which may have been made in, annexed or otherwise attached thereto, broom clean, and in good condition and repair, ordinary wear and tear excepted, and except for damage by fire or other casualty which Landlord is required to repair hereunder, unless Landlord provides otherwise in writing.  Notwithstanding anything contained in this Lease, unless otherwise requested by Landlord to Tenant in writing prior to the end of the Term, Tenant shall be required, on or before the end of the Term and at Tenant’s cost and expense, to remove all Atypical Alterations (as defined in below) made in connection with the initial Tenant Work for any of the Demised Premises and to restore such portion of the Demised Premises affected by such Atypical Alterations, and the removal thereof, to the condition prior to such initial Tenant Work and otherwise in the condition required under this Lease (it being agreed that Tenant shall not be required to remove, or pay for the removal of, any other portion of the initial Tenant Work).  Landlord agrees that provided that the Tenant Work reflects the Preliminary Plans (as defined in Section 3.01(a) hereof), then the initial Tenant Work does not involve any Atypical Alterations.  Any personal property of Tenant, or any subtenant or occupant, which shall remain in or on the Demised Premises after the termination of this Lease and the removal of such Tenant, subtenant or occupant from the Demised Premises, may, at the option of Landlord and without notice, be deemed to have been abandoned by such Tenant, subtenant or occupant, and may either be retained by Landlord as its property or be disposed of, without accountability, in such manner as Landlord may see fit.  Tenant shall reimburse Landlord for any cost or expense incurred by Landlord in carrying out the foregoing which obligation shall survive the Expiration Date.  Landlord shall not be responsible for any loss or damage occurring to any such property owned by Tenant or any subtenant or occupant.  An “Atypical Alteration” means, collectively, any alterations, additions or improvements to the Demised Premises which are not typical alterations, additions or improvements found in similar, Class A office buildings occupied by more than one tenant, including by way of illustration only and not of limitation, (i) any wet laboratories or (ii) anything which could materially adversely affect the Robertson underfloor duct system installed in the Building.

ARTICLE VIII.  SERVICES AND UTILITIES

Section 8.01.  Landlord's Services:

(a)             Landlord shall furnish:  (i) during Business Hours, base building heat and air conditioning required for the Demised Premises (at levels described in Exhibit C-2 hereto) and the electricity to power same; (ii) access and elevator service including one weekend elevator; (iii) restroom supplies; (iv) cleaning services as set forth in the “Building Janitorial Specifications” (hereinafter so called), annexed hereto as Exhibit E, on weekdays, excluding Holidays and weekends, and (v) such other services as Landlord may set forth from time to time.  Landlord shall have the right to reasonably modify the terms and/or frequency of the services so long as Landlord gives at least five (5) days' notice of any changes.

(b)            Tenant shall have access to the Demised Premises 24 hours per day, 7 days per week, 365 days per year. If Tenant requests overtime HVAC service, Tenant shall be responsible, at its sole cost and expense, for any and all building services required and attributable to such excess use charged at the rates set forth in Landlord's Rules and Regulations; provided, however, that notwithstanding anything contained in the Rules and Regulations, Tenant shall not be charged for any such excess use of building services (i) during the period between 9:00 a.m. and 1:00 p.m. on Saturdays or (ii) if, after the date of this Lease, Landlord adds as Business Holidays additional days which are not listed as Building Holidays on Exhibit D hereto (such additional days, if any, being referred to as “Additional Days”), during the period between 8:00 a.m. and 6:00 p.m. on any Additional Days.  Payment for excess use of services shall be deemed Rent and shall be paid to Landlord monthly, together with Base Rent.

(c)             Landlord shall maintain and provide services for the Land and Common Area, including lobbies, stairs, elevators, corridors, restrooms, and Parking Area.  Access to the parking in the Parking Area shall be granted 4 cars per each 1,000 rentable square feet (i.e. 82 cars for 20,410 rentable square feet).  Landlord will designate ten percent (10%) of the number of parking spaces to which Tenant is granted access pursuant to the preceding sentence (i.e., 8 spaces) as “reserved” for Tenant.

(d)            Landlord shall not be liable for any losses or damages caused by interruption of services due to repair, inspection or causes beyond its reasonable control.  Tenant shall continue to be responsible for payment of Rent during any period of such interruption.  Landlord shall use its best efforts to restore services after interruption.  Notwithstanding the foregoing, if the Demised Premises is rendered totally untenantable for five (5) consecutive business days after written notice thereof from Tenant to Landlord due to an interruption of services, the Rent shall be abated during the period of such interruption of services unless such interruption was caused by (i) Tenant, or (ii) by circumstances beyond Landlord's reasonable control.

Section 8.02.  Electricity:

(a)             The Demised Premises shall be submetered (at Landlord’s expense) to measure the electricity actually consumed in the Demised Premises (including in connection with any supplemental HVAC system for the Demised Premises under this Lease), and Tenant shall pay to Landlord, as a component of Rent, for its electric usage based upon such submetering on a monthly basis, at the rate applicable to Landlord (including any meter certification and meter reading service fees charged by any third party engaged by Landlord to measure and invoice Tenant for such electric usage; it being understood that it is contemplated that Landlord shall have a third party measure and invoice Tenant for such electric usage).  This sum shall represent the cost of all electricity furnished to Tenant at the Demised Premises, excluding electricity for air conditioning the Demised Premises which is a Building Operating Cost. In no event shall Landlord be entitled to any profit or mark-up on electricity provided to Tenant.

(b)            Landlord currently uses a certain company to provide electricity for the Real Estate (the “Current Energy Provider”).  Notwithstanding the foregoing, if permitted by applicable law, Landlord shall have the right at any time and from time to time during the Term of this Lease to either contract for services from a different company or companies providing electricity (each such company being referred to as an “Alternate Energy Provider”) or continue to contract for service from the Current Energy Provider.  Landlord currently uses a local distribution company (the “Utility”) to deliver electricity and other services for the Real Estate.  Tenant shall cooperate with Landlord, the Utility, the Current Electric Service Provider, and any Alternate Service Provider at all times and, as reasonably necessary, shall allow Landlord and such other entities reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Demised Premises.

ARTICLE IX.  USE AND OPERATION

Section 9.01.  Use:

Tenant shall use the Demised Premises for general offices, and for no other purpose (it being agreed that Tenant may install microwave ovens (for the heating of food), coffee pots and similar appliances in employee break areas within the Demised Premises).  Tenant shall comply with all applicable zoning regulations or requirements and all other laws, rules, regulations and ordinances of any governmental entity having jurisdiction over the Real Estate (including, without limitation, environmental laws and regulations), as well as all the requirements set forth in Article XXI.

Section 9.02.  Rules and Regulations Established by Landlord:

The rules and regulations of the Landlord in effect as of this date are set forth in Exhibit D annexed hereto.  Tenant shall observe all such rules and regulations, and all other rules and regulations established by Landlord from time to time for the Building and the Real Estate (collectively, the "Rules and Regulations").  Tenant shall be given at least five (5) days' notice of any changes therein.  In the event of any conflict between the terms of this Lease and the Rules and Regulations (or any other Exhibit attached hereto), this Lease shall control.

Section 9.03.  Restriction on Tenant's Activities

(a)             Garbage:

(i)                 Tenant shall handle and dispose of all rub-bish and garbage in accordance with the Rules and Regulations established by Landlord.

(ii)                Landlord shall provide rubbish and garbage removal in accordance with the cleaning specifica-tions incorporated as part of Exhibit E.

(iii)              Tenant shall arrange for the prompt removal of any rubbish and garbage in excess of the quantity to be disposed of by Landlord pursuant to the cleaning specifications set forth in Exhibit E at Tenant's sole expense.

(b)            Plumbing Facility Use:  Tenant shall not use the plumbing facilities of the Demised Premises or the Building for any purpose other than those for which they are intended.  Tenant may not dispose of any substances therein which may clog, erode or damage the pipelines and conduits of the Demised Premises, the Building or the Land.

(c)             Floor Load:  Tenant shall not install, operate of maintain in the Demised Premises any heavy item of equipment which exceeds the floor load of one hundred (100) pounds per square foot without Landlord's written consent.

(d)            Exterior Walls or Roof:  Tenant shall not use all or any portion of the roof or exterior walls of the Demised Premises or the Building for any purpose.

Section 9.04.  Illegal Purposes:

Tenant shall not use or permit the use of the Demised Premises for any illegal trade, manufacture, or other business, or for any other illegal purpose.

ARTICLE X.  TRANSFER OF INTEREST; PRIORITY OF LIEN.

Section 10.01.  Assignment, Subletting, etc.:

(a)            Tenant may sublet the Demised Premises or assign this Lease to (i) its parent corporation or any affiliate or subsidiary of Tenant or (ii) a purchaser of Tenant’s business by way of merger, sale of equity, sale of all or substantially all of its assets or otherwise, without Landlord's consent so long as Tenant continues to be primarily liable and responsible for the performance of all obligations under this Lease.

(b)            Except as set forth in Section 10.01(a) hereof, Tenant shall not sublet the Demised Premises or any part thereof, nor assign, transfer, mortgage or hypothecate, or otherwise encumber this Lease or any interest therein, nor grant concessions or licenses for the occupancy of the Demised Premises or any part thereof to any unaffiliated company without Landlord's prior written consent, and any unauthorized subletting, assignment, transfer or other similar such action shall be deemed null and void and of no effect.  For purposes of this Article X, the transfer by sale, assignment, operation of law or other disposition of any part or all of the ownership of the Tenant so as to result in a change in the effective voting control of Tenant that had existed on the date of this Lease shall be deemed to be an "assignment" of this Lease.  Upon the return of the Demised Premises, all terms and conditions of this Lease shall be null and void, except for those provisions of the Lease which shall survive the Expiration Date, as herein provided.

(c)            Without limiting the foregoing, Landlord may, in its sole determination, withhold approval to a transfer, assignment or subletting under Paragraph (b) above, under the following conditions:

(i)                The financial condition of the subtenant or other user is unsatisfactory.

(ii)               The proposed use of the Demised Premises by the subtenant or other user would be prejudicial to the safety, character, reputation and interests of the Building and its tenants or contrary to any zoning ordinance or law, rule, regulatory or ordinance promulgated by any governmental authority.

(iii)              The subtenant's or other user’s occupancy of the Demised Premises will cause excessive demands on the Real Estate.

(iv)             The subtenant or other user is already a Tenant in the Building.

(v)              [Intentionally omitted].

(vi)             Less than 50% of the rentable area of the Building is rented.

(vii)           Less than 50% of the rentable area of Connell Corporate Park is rented.

(d)            Tenant shall remain primarily liable for all obligations of this Lease in the event it sublets or assigns all or any portion of the Demised Premises.

(e)            A subtenant or assignee shall not have the rights to renewal of the Lease of the Demised Premises or the right of first offer provided herein (except in the case of an assignment made pursuant to Section 10.01(a) hereof).

(f)             In the event Tenant requests Landlord’s consent to assign this Lease or sublease the entire Demised Premises, then Landlord shall have the right, to be exercised by Landlord in its sole discretion by giving written notice to Tenant within fifteen (15) days after receipt of Tenant’s notice, to recapture the entire Demised Premises within fifteen (15) days after the effective date of such proposed assignment or sublease (as set forth in Tenant’s notice) and terminate this Lease.  The parties agree that this Section 10.01(f) shall not be applicable in the case of any assignment or sublease made pursuant to Section 10.01(a) hereof.

(g)            Notwithstanding anything contained in Section 10.01 hereof, any subtenancy arrangement permitted under this Section 10.01 shall be pursuant to a written agreement in form and substance satisfactory to the Landlord and subject to Landlord’s written approval (the “Sublease”) containing terms not inconsistent with the terms of this Lease and complying with the following requirements:

(i)                 The Sublease shall be subject and subordinate to the terms of this Lease.  Subtenant shall acknowledge that it has reviewed and agreed to all of the terms of this Lease, and shall agree in the Sublease not to do, or fail to do, anything that would cause Tenant to violate any of its obligations under this Lease.

(ii)               The Sublease shall contain a waiver of subrogation against Landlord and shall require the subtenant’s insurance policies to acknowledge such waiver of subrogation.

(iii)              The Sublease shall prohibit a sub-sublease of the Demised Premises or the assignment of the Sublease by subtenant, without first obtaining Landlord’s written consent, which consent may be granted or withheld in Landlord’s sole discretion.

(iv)             The Sublease shall provide that, at Landlord’s option, the Sublease shall not terminate in the event that this Lease terminates prior to its scheduled expiration date.  The Sublease shall require subtenant to execute an attornment agreement, if Landlord, in its sole discretion, shall elect to have the Sublease continue beyond the date of termination this Lease.  Such attornment agreement shall be in form and content acceptable to Landlord.

(v)               The Sublease shall provide that unless and until such time as an attornment agreement is executed by subtenant pursuant to clause (iv) above, nothing contained in the Sublease shall create or shall be construed or deemed to create privity of contract of privity of estate between Landlord and subtenant.

(vi)             The Sublease shall provide that (x) nothing in the Sublease shall amend or shall be construed or deemed to amend this Lease and (y) Tenant and subtenant shall not amend the Sublease without Landlord’s written consent.

(vii)            The Sublease shall contain such other terms as Landlord may require.

Section 10.02.  Subordination:

(a)             At Landlord's election, this Lease shall be subordinate or superior to the lien of any present or future mortgage irrespective of the time of recording of such mortgage. Landlord may exercise such election by giving notice thereof to Tenant.  At the election of Landlord, this clause shall be self-operative and no further instrument shall be required, except as provided in Section 10.02(b) hereof.  Upon Landlord's request, at any time and from time to time, Tenant shall (a) confirm in writing and in recordable form that this Lease is so subordinate or so paramount to the lien of any mortgage and/or (b) execute an instrument making this Lease so subordinate or so paramount (as Landlord may elect) to the lien of any mortgage, in such form as may be required by an applicable mortgagee.  The exercise of any of the elections provided in this Section shall not exhaust Landlord's right to elect differently thereafter, from time to time.

(b)            As a condition to Landlord making this Lease subordinate to the lien of any mortgage, Landlord shall obtain from the Mortgagee a commercially reasonable non‑disturbance agreement in favor of the Tenant for so long as the Tenant is not in default under this Lease, and provided the Tenant agrees to attorn to the said Mortgagee in the event it comes into possession of the premises.

(c)            Landlord shall have the right to assign Tenant's Rent payments to any Mortgagee.  Upon prior written notice from Landlord, Tenant shall make payments directly to such assignee.

Section 10.03.  Attornment:

If the Demised Premises, the Building or the Land are encumbered by a Mortgage and such Mortgage is foreclosed, or if same are sold pursuant to such foreclosure or by reason of a default under said Mortgage, (a) Tenant shall not disaffirm this Lease or any of its obligations hereunder, and (b) at the request of the applicable Mortgagee or purchaser at such foreclosure or sale, Tenant shall attorn to such Mortgagee or purchaser.

Section 10.04.  Transfer of Landlord's Interest:

The term "Landlord" as used in this Lease means only the owner or the mortgagee in possession of the Demised Premises, the Building or the Real Estate for the time being.  In the event of any sale (including any sale-leaseback) of the Demised Premises, the Building or the Real Estate, Landlord shall be and hereby is entirely freed and relieved of all of its covenants, obligations and liability hereunder, provided the transferee assumes all of Landlord's obligations hereunder.  This subsection shall be applicable to each owner from time to time, and shall not be limited to the first owner of the Demised Premises, the Building or the Real Estate.

Section 10.05.  Mortgagee's Rights:

If Landlord shall notify Tenant that the Demised Premises, the Building or the Land are encumbered by a Mortgage and in such notice set forth the name and address of the Mortgagee thereof, then, notwithstanding anything to the contrary contained herein, no notice intended for Landlord shall be deemed properly given unless a copy thereof is simultaneously sent to such Mortgagee by certified or registered mail, return receipt requested.  If any Mortgagee shall perform any obligation that Landlord is required to perform hereunder, such performance by Mortgagee, insofar as Tenant is concerned, shall be deemed performance on behalf of Landlord and shall be accepted by Tenant as if performed by Landlord.

ARTICLE XI.  COMMON AREA

Section 11.01.  Use of Common Area:

During the Term, the following privileges to use certain portions of the Real Estate in common with Landlord and any designee of Landlord, subject to the terms of this Lease and Landlord's Rules and Regulations, are hereby granted to Tenant:

(a)            the non‑exclusive license to permit its employees, agents and invitees to use the Common Area as defined under 2.01; and

(b)            the non‑exclusive privilege to permit its employees, agents and invitees to use the entrance and exit ways designated by Landlord from time to time for access to the Demised Premises from a public street or highway adjacent to the Real Estate through the appropriate entrances and exits so designated.

Section 11.02.  Landlord's Rights:

Notwithstanding anything to the contrary contained herein, Landlord shall have the right to do any of the following, provided the same does not materially interfere with Tenant’s use and enjoyment of the Demised Premises as provided in this Lease:

(a)            to close all or any portion of the Common Area including the Parking Area to such extent as may, in the opinion of Landlord's counsel, be necessary to prevent a dedication thereof or the accrual of any rights of any person or the public therein;

(b)            to close all or any portion of the Common Area;

(c)            to prohibit parking or passage of motor vehicles in areas previously designated for such and to change the location of exclusively marked parking spaces provided Landlord provides substitute parking, if required;

(d)            to temporarily close any of the Common Area for repair, maintenance, alteration or improvements;

(e)            to build additions to the Building or erect ad-ditional buildings on the Common Area or the Land;

(f)             to build new improvements or modify or demolish existing improvements within the Building or the Land;

(g)            to create paths, walks or other means of cross access through the Land

Section 11.03.  License Numbers:

In order to restrict the use by Tenant's employees of areas designated or which may be designated by Landlord as handicapped, reserved or restricted Parking Areas, Tenant agrees that it will, at any time requested by Landlord, furnish Landlord with the License numbers of any vehicle of Tenant and Tenant's employees or agents.

Section 11.04.  Landlord's Obligation with Respect to Parking Area

Throughout the Term, Landlord shall keep the Parking Area properly paved and in good order and repair, properly drained and shall provide painted stripes to designated parking spaces.  Landlord’s snow and ice removal from the Parking Area shall be done in a manner comparable to that being done by landlords of office space of comparable quality, design and location in the Berkeley Heights area (which shall include the Route 78 corridor from Berkeley Heights to Basking Ridge). Landlord may deposit accumulated snow on such portions of the Common Area as may be necessary under the circumstances.  If any ice cannot be removed with reasonable effort on the part of Landlord, it will be sufficient for Landlord to spread sand and other abrasive substances over the ice.

 ARTICLE XII.  DESTRUCTION OR DAMAGE.

Section 12.01.  Rent Abatement:

If the Demised Premises shall be partially damaged or destroyed by fire or other casualty not attributable to the fault, negligence or misuse of Tenant, its agents or employees, the Rent payable hereunder shall be abated to the extent that the Demised Premises shall have been rendered untenantable and for the period from the date Tenant shall have provided Landlord with written notice of such damage or destruction to the date the Demised Premises is rendered tenantable.  Should Tenant reoccupy a portion of the Demised Premises during the period any restoration work is taking place and prior to the date same is made completely tenantable, Rent allocable to such portion shall be payable by Tenant from the date of such partial occupancy.

Section 12.02.  Option to Terminate:

If the Building or the Demised Premises shall be damaged or destroyed by fire or other casualty (in the former case, whether or not the Demised Premises are damaged or destroyed) so as to require an expenditure in Landlord's reasonable opinion of more than 40% of the full insurable value (determined prior to the casualty) of the Building or Demised Premises as the case may be, then in either such case, Landlord may terminate this Lease by giving Tenant written notice within ninety (90) days after the date of the casualty, specifying the date of termination of this Lease.  In such event, Tenant shall forthwith quit, surrender and vacate the premises without prejudice, however, to Landlord's rights and remedies against Tenant as of the date of termination or as to those rights which survive such termination.  In the event of termina-tion, the Rent payable hereunder shall be abated from the date of damage or destruction.  Landlord agrees that Landlord will not discriminate against Tenant in its decision to terminate this Lease pursuant to this Section 12.02 vis-à-vis Landlord’s decision to terminate leases of other spaces in the Building of comparable size to the Demised Premises which are similarly affected by such fire or other casualty.

Section 12.03.  Landlord's Obligation to Rebuild:

If all or any portion of the Demised Premises or access thereto is damaged by fire or other casualty and if Landlord has not elected to terminate this Lease, Landlord shall, within a reasonable time after such occurrence, use reasonable efforts to repair or rebuild the Demised Premises, such portion or access thereto to substantially its condition immediately prior to the Commencement Date to the extent permitted by applicable laws.  Tenant may terminate this Lease by giving written notice to Landlord, if Landlord has not commenced the required repairs within one hundred twenty (120) days or has not restored and rebuilt the Demised Premises as herein provided within twelve (12) months from the date of such damage or destruction and such delay is due to Landlord's fault. Landlord shall not be obligated to expend in such repair or rebuilding any sums greater than the proceeds of any insurance policy carried by Landlord or for Landlord's benefit.

Section 12.04.  Landlord's Liability:

Landlord shall not be obligated to pay any damages, compensation or claim for inconvenience, loss of business or annoyance arising from any casualty, or repair or restoration of any portion of the Demised Premises or of the Building pursuant to this Article.

ARTICLE XIII.  CONDEMNATION.

Section 13.01.  Definitions:

As used herein, the following words have the following meanings:

(a)            Taking:  The deprivation of or damage to the Demised Premises, the Building or the Land or any portion thereof, as the result of the exercise by a governmental authority of any power of eminent domain, condemnation, or the purchase by purchaser under threat thereof.

(b)            Taking Date:  With respect to any Taking, the date on which the condemning authority or purchaser under threat shall have the right to possession of the Demised Premises, the Building or the Land or any portion thereof.

(c)            Award:  The proceeds of any Taking, less all expense in connection therewith, including reasonable attorneys’ fees.

Section 13.02.  Taking of Demised Premises:

(a)            In the event of a Taking of the whole of the Building, Land or Demised Premises, other than a Taking for temporary use, this Lease shall automatically terminate as of the Taking Date.

(b)            In the event of a Taking of 40% of the Building, 40% of the Land or 50% of the Demised Premises, Landlord, at its sole option, may terminate this Lease by giving written notice to the other party anytime between the period three (3) months prior to the Taking Date and three months after such date.  The termination of the Lease shall be effective three months after such notice is received.

(c)            In the event of a Taking of a portion of the Demised Premises which materially interferes with Tenant's ability to conduct its business in the Demised Premises or a Taking of a portion of the Parking Area or the Building which materially impacts the parking available to Tenant or materially interferes with Tenant’s access to the Demised Premises, Tenant, at Tenant’s sole option, may terminate this Lease by giving Landlord written notice of its election within thirty (30) days of the Taking.  This Lease shall terminate three (3) months following Tenant's written notice (but such termination shall in no event be effective prior to the effective date of the Taking).

Section 13.03.  Taking for Temporary Use:

If there is a Taking of the Demised Premises for temporary use, this Lease shall continue in full force and effect, and Tenant shall continue to comply with all the provisions thereof, except as such compliance shall be rendered impossible or impracticable by reason of such Taking.  Rent shall be abated during the course of such Taking to the extent and for the period of time that the Demised Premises shall have been rendered untenantable.

Section 13.04.  Disposition of Awards:

All Awards shall belong to Landlord without any participation by Tenant.  Tenant shall have the right to make an independent claim allowed by law against the applicable governmental authority for moving expenses, loss of personal property and the unamortized amount of any Tenant leasehold improvements paid for by Tenant; provided that such independent claim does not affect the Award to Landlord.

ARTICLE XIV.  TENANT'S INSURANCE.

Section 14.01.  General Insurance:

(a)            At all times during the Term of this Lease, Tenant shall carry and maintain, at Tenant's expense, the insurance required hereunder, in the amounts specified in this Article (and with only customary deductibles) or such other amounts and in form and substance as Landlord may from time to time reasonably request, issued by an insurance company reasonably satisfactory to Landlord.  Upon the execution of this Lease, and from time to time as requested by Landlord, Tenant shall deliver to Landlord certificates of all insurance policies required to be carried hereunder with evidence of payment of applicable premium.  All policies shall include an additional insured endorsement naming Landlord, Landlord’s direct and indirect subsidiaries, divisions and affiliates, Landlord’s members, if applicable, and all mortgagees, as additional insureds.

(b)            Each policy so issued shall include a notice of cancellation endorsement stating that the insurance carrier shall send a cancellation notice to Landlord at least thirty (30) days prior to the policy being cancelled or otherwise terminated.  Each policy so issued shall expressly provide:  (i) that the insurance company shall not fail to renew the policy without thirty (30) days' advance written notice to Landlord; (ii) that no material change may be made in the policy; (iii) that it is not subject to invalidation as to Landlord's interest by reason of any act or omission of Tenant; and (iv) that it is primary without right of contribution.

(c)            The term "insurance policy" shall include any extensions or renewals of such insurance policy.

(d)            Landlord shall maintain insurance coverage for the Building and Land as it deems necessary, and Tenant shall not do or permit to be done any act or thing upon the Real Estate which would (i) jeopardize or be in conflict with property insurance policies covering the Building and fixtures and property on the Land, (ii) increase the rate of property or other casualty insurance applicable to the Real Estate to a rate higher than it otherwise would be for general office use for companies in the business of pharmaceutical products and laboratory use of the Building, or (iii) subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation Tenant carries on upon the Real Estate.

Section 14.02.  Liability Insurance:

Tenant shall provide on or before it enters the Demised Premises for any reason and shall keep in force during the Term for the benefit of Landlord and Tenant, liability insurance naming Landlord and any designee of Landlord as additional insureds.  The policy shall protect Landlord, Tenant and any designee of Landlord against any liability occasioned by any occurrence on or about the Demised Premises or any appurtenance thereto or arising from any of the items indicated in Section 15.01 against which Tenant is required to indemnify Landlord.  Such policy is to be at least $1,000,000 per occurrence, $1,000,000 personal and advertising injury and bodily injury and property damage and $3,000,000 in the general aggregate.  In addition, Tenant shall maintain and provide a $10,000,000 umbrella policy on commercially reasonable terms.

Section 14.03.  Property Insurance:

Tenant shall insure and keep its equipment, personal property and all leasehold improvements benefiting the Demised Premises or elsewhere on the Real Estate insured at replacement cost against damage by fire, water, terrorism and other casualties and risks covered by "All Risk" property insurance.  Landlord will not carry insurance of any kind on Tenant's equipment or personal property, and, except as provided by law or by reason of its sole negligence or its breach of any of its obligations hereunder, shall not be obligated to repair any damage thereto or replace the same.

Section 14.04.  Worker's Compensation Insurance:

Tenant shall maintain worker's compensation insurance insuring against and satisfying Tenant's obligations and liabilities under the applicable worker's compensation laws, including without limitation, employer’s liability insurance in the amounts of $1,000,000 each accident/$1,000,000 disease per person/$1,000,000 disease policy limit.

Section 14.05.  Other Insurance:

Tenant shall carry insurance against such other hazards and in such amounts as may be customarily carried by tenants of similar properties, as Landlord may reasonably require for its protection from time to time.

Section 14.06.  Waiver of Subrogation:

Landlord and Tenant each hereby releases the other, its officers, directors, employees and agents from liability or responsibility (to the other or anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage to property covered by valid and collectible special form property insurance policy with standard extended coverage endorsement, even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for, whom such party may be responsible to the extent of insurance proceeds.  Landlord and Tenant each agrees that any special form property insurance policies carried by each of them respectively and covering the Demised Premises or their contents will include such a clause or endorsement.

Section 14.07.  Insurance Rate:

If, as a result of (a) any act or omission by Tenant or violation of any terms of this Lease; (b) the use to which Tenant has put Demised Premises; or (c) Tenant's failure to comply with Landlord's insurance requirements, Landlord's insurance rates applicable to the Real Estate are raised, Tenant shall reimburse Landlord, on demand, for the increased cost of Landlord's insurance premiums, which comprise part of Rent.  For the purposes of this Section, any finding or schedule of the fire insurance rating organization having jurisdiction over the Real Estate shall be deemed to be conclusive.

ARTICLE XV.  INDEMNIFICATION AND LIABILITY

Section 15.01.  Indemnification

(a)            Except to the extent caused by the active negligence or willful misconduct of Landlord or Landlord’s agents, contractors or employees, Tenant hereby indemnifies and agrees to defend and hold Landlord, its affiliates and each of their respective shareholders, members, officials, directors, employees, representatives, servants and agents, and any Mortgagee (each, an "Indemnified Party", and collectively, the "Indemnified Parties") harmless from and against any and all third party claims, suits, proceedings, fees, penalties, actions, causes of action, responsibilities, liabilities, payments, demands and expenses (including reasonable attorneys’ fees and disbursements) of any nature whatsoever relating to or arising from:

(i)                 Tenant's possession, use, occupation, management, repair, maintenance or control of the Demised Premises, the Building or the Land (including, without limitation, use of any helistops at Connell Corporate Park), or any portion thereof (including, without limitation, any injury or damages to person(s) or property or loss of life sustained in or about the Demised Premises, the Building or the Land);

(ii)               any act, omission or negligence of Tenant, Tenant's Agents, invitees or visitors;

(iii)             any default, breach, violation or nonperformance of this Lease or any provision therein by Tenant.

Tenant shall defend any actions, suits and proceedings which may be brought against any Indemnified Party with respect to the foregoing or in which they may be impleaded.  Tenant shall pay, satisfy and discharge any judgments, orders and decrees which may be recovered against any Indemnified Party in connection with the foregoing.

(b)            Landlord hereby indemnifies and agrees to defend and hold Tenant, its affiliates and each of their respective shareholders, members, officials, directors, employees, representatives, servants and agents (each, a "Tenant Party", and collectively, the "Tenant Parties") harmless from and against any and all third party claims, suits, proceedings, fees, penalties, actions, causes of action, responsibilities, liabilities, payments, demands and expenses (including reasonable attorneys’ fees and disbursements) of any nature whatsoever to the extent relating to or arising from the active negligence or willful misconduct of Landlord or Landlord’s agents, contractors or employees in connection with this Lease.  Landlord shall defend any actions, suits and proceedings which may be brought against any Tenant Party with respect to the foregoing or in which they may be impleaded.  Landlord shall pay, satisfy and discharge any judgments, orders and decrees which may be recovered against any Tenant Party in connection with the foregoing.

(c)            The rights to indemnification set forth in this Section 15.01 shall be in addition to and not in lieu of any other rights to indemnification set forth in this Lease, and shall survive the Expiration Date or other termination hereof.  Landlord (on behalf of itself and any applicable Indemnified Party) shall notify Tenant of any claims for which Landlord seeks indemnification pursuant to this Section 15.01.  Tenant (on behalf of itself and any applicable Tenant Party) shall notify Landlord of any claims for which Tenant seeks indemnification pursuant to this Section 15.01.

Section 15.02.  Waiver and Release:

(a)            [Intentionally omitted].

(b)            Tenant will not be entitled to make, nor will Tenant make, any claim, and Tenant waives any claim, for money damages (nor will Tenant claim any money damages by way of setoff, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord has unreasonably withheld or unreasonably delayed its consent or providing for such consent or approval. Tenant's sole remedy will be an action or proceeding to enforce any such provision, or for specific performance, injunction or declaratory judgment.

Section 15.03.  Liability of Landlord:

(a)            Neither Landlord nor any agent or employee of Landlord shall be liable to Tenant for (i) any injury or damage to Tenant or to any other person or (ii) any damage to, or loss (by theft or otherwise) of, any property of Tenant or any other person, irrespective of the cause of such injury, damage, or loss, unless caused by or due to the willful misconduct or gross negligence of Landlord, its agents or employees without contributory negligence on the apart of Tenant.

(b)            Landlord, and (in case Landlord shall be a joint venture, limited liability company, partnership, tenancy‑in‑common, association or other form of joint ownership) the members of any joint venture, limited liability company, partnership, tenancy‑in‑common, association or other form of joint ownership shall have absolutely no personal liability with respect to any provision of this Lease, or any obligation or liability arising therefrom or in connection therewith.  Tenant shall look solely to the equity of the owner in the Real Estate or to any insurance which Landlord is obligated to provide under the terms of this Lease or condemnation proceeds for the satisfaction of any remedies of Tenant in the event of a breach by Landlord of any of its obligations.  Such exculpation of liability shall be absolute and without any exception whatsoever.

(c)            All property (whether real, personal or mixed) at any time located in or upon the Demised Premises shall be at the risk of Tenant only, and Landlord shall not become liable for any damage to said property or to Tenant, or to any other property, caused by water, leakage, steam, sewerage, gas or odors or for any damage whatsoever done or occasioned by or from any boiler, plumbing, gas, water, steam or other pipes, or any fixtures or equipment or appurtenances whatsoever, or for any damage arising from any act or neglect or arising by reason of the use of, or any defect in, the Demised Premises or any of the fixtures, equipment or appurtenances therein contained, or by the Act or neglect of any other person or caused in any other manner whatsoever or occasioned by theft, Act of God, riot, strike or other labor difficulty, except to the extent caused by Landlord’s gross negligence or willful misconduct.

(d)            Except as otherwise expressly provided herein, this Lease and the obligations of Tenant hereunder shall be in no way affected, impaired or excused because Landlord is unable to fulfill, or is delayed in fulfilling, any of its obligations under this Lease.

ARTICLE XVI.  DEFAULT; REMEDIES.

Section 16.01.  Default:

Each of the following shall constitute an Event of Default:

(a)            the filing by Tenant of a bankruptcy petition, or the commencement of a proceeding under the insolvency laws of any State naming Tenant as the debtor;

(b)            the filing by anyone other than Tenant of a bankruptcy petition or a proceeding under the insolvency laws of any State naming Tenant as the debtor, which case shall not have been discharged within 30 days of the commencement thereof;

(c)            the making by Tenant of any assignment for the benefit of creditors or any other arrangement involving all or substantially all of its assets under any state statute;

(d)            the appointment of a receiver or trustee for the Tenant or for all or any portion of the property of Tenant in any proceeding, which receivership shall not have been set aside within 30 days of such appointment;

(e)            the refusal by Tenant to take possession of the Demised Premises upon completion of Tenant Work or the vacation and abandonment of the Demised Premises by Tenant, permitting the same to remain unoccupied and unattended;

(f)             the transfer by sale, assignment, operation of law or other disposition of any part or all of the ownership of the Tenant so as to result in a change in the effective voting control of Tenant that had existed on the date of this Lease in violation of the terms of this Lease;

(g)            the failure of Tenant to pay any Rent, or any other charge required to be paid by Tenant hereunder, within ten (10) days after the same shall become due and payable; provided, however that with respect to the first time during any calendar year in which Tenant fails to pay Rent within ten (10) days after the same shall be due and payable, such failure to pay shall not constitute an Event of Default under this clause (g) until such failure to pay continues thereafter for an additional period of five (5) days after written notice thereof from Landlord to Tenant;

(h)            the failure of Tenant to maintain insurance in force in full compliance with and to the extent required by Article XIV hereof; and

(i)              the failure by Tenant to perform or observe any requirement of this Lease not specifically referred to in this Section, and such failure continuing for thirty (30) days after written notice from Landlord to Tenant specifying the items in default; provided, however, that if (A) due to an event of Force Majeure (as defined in Section 20.16 hereof) Tenant is unable to cure such failure during the aforementioned period and (B) such failure is capable of being cured, then so long as Tenant is prosecuting the cure to completion with due diligence and in good faith, Tenant shall be permitted such additional time need to cure such failure before such failure constitutes an Event of Default under this clause (i).

Section 16.02.  Landlord's Remedy:

At any time after the occurrence of an Event of Default, Landlord may give written notice to Tenant specifying such Event(s) of Default and stating that the Lease and Term shall terminate upon the giving of such written notice, at which time this Lease and the Term and all of the right, title and interest of Tenant hereunder shall wholly cease and expire, and Tenant shall quit and surrender the Demised Premises to Landlord.  Notwithstanding such termination, surrender, and the expiration of Tenant's right, title, and interest, Tenant's liability and responsibility under all of the provisions of this Lease shall continue.

Section 16.03.  Landlord's Re‑Entry

If this Lease shall be terminated as provided in Section 16.02, above, Landlord, or its agents or employees, may re‑enter the Demised Premises at any time and remove therefrom Tenant, Tenant's Agents, and any subtenants, licensees, concessionaires or invitees, together with any of its or their property, either by summary dispossession proceedings or by any suitable action or proceeding at law or otherwise.  In the event of such termination, Landlord may repossess and enjoy the Demised Premises.  Landlord shall be entitled to the benefits of all provisions of law respecting the speedy recovery of lands and tenements, or proceedings in forcible entry and detainer.  Tenant waives any rights to the service of any notice of Landlord's intention to re‑enter provided for by any present or future law.  Landlord shall not be liable in any way in connection with any action it takes pursuant to the foregoing.  Notwithstanding any such re‑entry, repossession, dispossession or removal, Tenant's liability and responsibility under all of the provisions of this Lease shall continue.

Section 16.04.  Landlord's Additional Remedies:

(a)            In case of re‑entry, repossession or termination of this Lease, whether the same is the result of the institution of summary or other proceedings, Tenant shall remain liable (in addition to accrued liabilities) to the extent legally permissible for:  (i) the Rent, and all other charges provided for herein until the date this Lease would have expired had such termination, re‑entry or repossession not occurred; and all expenses which Landlord may have incurred in re‑entering the Demised Premises, repossessing the same; making good any Event of Default; painting, altering or dividing the Demised Premises; combining or placing the same in proper repair; protecting and preserving the same by placing therein watchmen and caretakers; re-letting the same (including attorneys’ fees and disbursements, marshall's fees, brokerage fees, in so doing); and any expenses which Landlord may incur during the occupancy of any new tenant; less (ii) the net proceeds of any re-letting.  Tenant agrees to pay to Landlord the difference between items (i) and (ii) hereinabove with respect to each month, at the end of such month.  Any suit brought by Landlord to enforce collection of such difference for any one month shall not prejudice Landlord's right to enforce the collection of any difference for any subsequent month.  In addition to the foregoing, Tenant shall pay to Landlord such sums as the court may adjudge reasonable as attorneys’ fees with respect to any successful lawsuit or action instituted by Landlord to enforce the provisions hereof.

(b)            Landlord may re-lease the whole or any part of the Demised Premises for the whole of the unexpired period of this Lease, or longer, or from time to time for shorter periods, for any rental then obtainable, giving such concessions of rent and making such special repairs, alterations, decorations and paintings for any new tenant as it may in its sole and absolute discretion deem advisable and may collect and receive the rents therefor.  Landlord shall use commercially reasonable efforts to re-lease or to attempt to re-let the Demised Premises to mitigate damages.

Section 16.05.  Agreed Final Damages:

If Landlord so elects, Tenant shall pay Landlord, on demand, as liquidated and agreed final damages, the following amount: (A) (i) the net present value of all Rent which would have been payable by Tenant from the date of such demand to the date when this Lease would have expired if it had not been terminated as aforesaid (such period of time being referred to as the “Remaining Default Term”), plus (ii) any amounts due and owing from Tenant to Landlord, as of the date of Landlord’s demand, which have not been paid, plus (iii) all expenses which Landlord may have incurred in re‑entering the Demised Premises, repossessing the same; making good any Event of Default; painting, altering or dividing the Demised Premises; combining or placing the same in proper repair; protecting and preserving the same by placing therein watchmen and caretakers; and re-letting the same, plus (iv) the commission amount Landlord would reasonably be expected to be charged by a broker to lease the Demised Premises to another Tenant for the Remaining Default Term minus (B) the net present value of the fair market rent (as defined below), determined as of the date of Landlord’s demand, for the Demised Premises during the period commencing one (1) year after the date of Landlord’s demand until the last day of the Remaining Default Term (such calculation being for a period which is one year less than the Remaining Default Term to reflect the possibility of the Demised Premises remaining unleased for a significant period of time).  The net present values described in clause (A)(i) and clause (B) above shall be computed using a discount rate equal to six percent (6%) per annum.  Upon payment of such liquidated and agreed final damages and all other amounts described in this Section 16.05, Tenant shall be under no further liability with respect to the period after the date of such demand.

For purposes of this Section 16.05, “fair market rent” shall have the same meaning as Market Rent (as defined in Section 4.01(b) hereof); provided however, that (1) fair market rent shall be determined by obtaining an appraisal from one Appraiser (as defined in Section 2.01 hereof) selected by Landlord (and not the Appraisal Procedure described in this Lease) and (2) the Appraiser shall be instructed to determine fair market rent based on the then current condition of the Demised Premises.

Section 16.06.  Waiver of Right of Redemption:

Tenant hereby expressly waives (to the extent legally permissible), for itself and all persons claiming by, through, or under it, any right of redemption or for the restoration of the operation of this Lease under any present or future law in case Tenant shall be dispossessed for any cause, or in case Landlord shall obtain possession of the Demised Premises as herein provided.

Section 16.07.  Landlord's Right to Perform for Account of Tenant:

If an Event of Default shall occur hereunder, Landlord may, at any time, cure said Event of Default for the account and at the expense of Tenant.  Tenant shall pay, on demand, to Landlord, with interest as required by Section 20.09 hereof, the amount so paid, expended, or incurred by Landlord and any expense of Landlord, including reasonable attorneys’ fees, incurred in connection with such Event of Default; and all of the same shall be deemed to be Additional Rent.

Section 16.08.  Additional Remedies, Waivers, etc.:

With respect to the rights and remedies of and waivers by Landlord:

(a)            The rights and remedies of Landlord set forth herein shall be in addition to any other right and remedy now and hereafter provided by law.  All such rights and remedies shall be cumulative and not exclusive of each other.  Landlord may exercise such rights and remedies at such times, in such order, to such extent, and as often as Landlord deems advisable without regard to whether the exercise of one right or remedy proceeds, concurs with or succeeds the exercise of another.

(b)            A single or partial exercise of a right or remedy shall not preclude (i) a further exercise thereof, or (ii) the exercise of another right or remedy, from time to time.

(c)            No delay or omission by Landlord in exercising a right or remedy shall exhaust or impair the same or constitute a waiver of, or acquiescence to an Event of Default.

(d)            No waiver of an Event of Default shall extend to or affect any other Event of Default or impair any right or remedy with respect thereto.

(e)            No action or inaction by Landlord shall constitute a waiver of an Event of Default.

(f)            No waiver of an Event of Default shall be effective unless it is in writing and signed by Landlord.

Section 16.09.  Landlord Waivers regarding Distress for Rent:

Landlord hereby waives any right of distress for Rent.

ARTICLE XVII.  ESTOPPEL CERTIFICATE

At any time within thirty (30) days after written request by Landlord, Tenant shall certify to Landlord, any mortgagee, assignee of a mortgagee, any purchaser, or any other person, specified by Landlord, by written instrument, duly executed and acknowledged, (a) whether or not Tenant is in pos-session of the Demised Premises; (b) whether or not this Lease is unmodified and in full force and effect (or if there has been modification, that the same is in full force and effect as modified and setting forth such modification); (c) whether or not there are then existing set‑offs or defenses against the enforce-ment of any right or remedy of Landlord, or any duty or obliga-tion of Tenant (and if so, specifying the same); (d) the dates, if any, to which any Rent or other charges have been paid in advance; and (e) such other factual matters relating to this Lease as may be reasonably requested by Landlord, any mortgagee or any of their designees.

At any time within thirty (30) days after written request by Tenant, Landlord shall certify to Tenant, any mortgagee, assignee of a mortgagee, any purchaser, or any other person, specified by Tenant, by written instrument, duly executed and acknowledged, (a) whether or not Tenant is in default under this Lease to Landlord’s knowledge; (b) the dates, if any, to which any Rent or other charges have been paid in advance; and (c) such other factual matters relating to this Lease as may be reasonably requested by Tenant, any mortgagee or any of their designees.

ARTICLE XVIII.  RIGHT OF ACCESS

Landlord, its employees, agents, representatives, may enter upon the Demised Premises, or any portion thereof (with people and materials, if required), with 1 business day’s prior notice to Tenant (except in the event of an emergency, in which case no notice shall be required) and at reasonable times, for the purpose of:  (a) inspecting same; (b) making such repairs, replacements or alterations which it may be required to perform as herein provided or which it may deem desirable for the Demised Premises; and (c) showing the Demised Premises to prospective purchasers or lessees (but only in the last 9 months of the Term as to lessees).

ARTICLE XIX.  COVENANT OF QUIET ENJOYMENT.

Landlord covenants that if Tenant pays the Rent and all other fees, charges and expenses provided for herein in a timely manner as and when due, duly performs all of its other obliga-tions provided for hereunder, and observes all of the other provisions hereof, Tenant shall, at all times during the Term, peaceably and quietly have, hold and enjoy the Demised Premises, without any interruption or disturbance from Landlord, subject to the terms hereof.

ARTICLE XX.  MISCELLANEOUS.

Section 20.01.  Interpretation.

(a)             Every term, condition, agreement or provision contained in this Lease which imposes an obligation on Tenant shall be deemed to be also a covenant by Tenant.

(b)            Any reference herein to subtenants or licensees shall not be deemed to imply that any subtenants or licensees are permitted hereunder.  Any reference herein to any extension or renewal of the Term or any period during which Tenant may be in possession after the Expiration Date shall not be deemed to imply that any extension or renewal of the Term is contemplated hereby or that Tenant shall be permitted to remain in possession after the expiration of the Term.

(c)            If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

(d)            The captions and headings used throughout this Lease are for convenience of reference only and shall not affect the interpretation of this Lease.

(e)            Anything in this Lease to the contrary notwithstanding:

(i)                Any provision which permits or requires a party to take any particular action shall also be deemed to permit or require a party to cause such action to be taken; and

(ii)              Any provision which requires any party not to take any particular action shall be deemed to require the party not to permit such action to be taken by any person or by operation by law.

(f)              This Lease may be executed in several counterparts; and in such case the counterparts shall constitute but one and the same instrument.

(g)            Wherever a requirement is imposed on any party hereto, it shall be deemed that such party shall be required to perform such requirement at its own expense unless it is specifically otherwise provided herein.

(h)            The singular includes the plural and the plural includes the singular.

(i)              All Exhibits and Schedules hereto are hereby incorporated by reference in and form an integral part of this Lease, and all references to the Lease shall be deemed to include such Exhibits and Schedules.

Section 20.02.  Construction of Words and Phrases:

(a)            Wherever it is provided herein that a party may perform an act or do anything, it shall be construed that such party may, but shall not be obligated to, so perform or so do.

(b)            The words "re-enter" and "re-entry" as used herein are not restricted to their technical legal meaning.

(c)             The word "person" shall be construed as an individual, fiduciary, estate, trust, partnership, firm, association, corporation, other organization, or a government or governmental authority.

(d)            The following words and phrases shall be construed as follows:

(i)                "At any time” shall be construed as, "at any time or from time to time."

(ii)              "Any" shall be construed as "any and all."

(iii)             "Including" shall be construed as "including but not limited to."

Section 20.03.  Written Agreement Required:

This Lease contains the entire agreement between the parties hereto concerning the subject matter hereof, and supercedes all other agreements, written or oral, with respect thereto.  No amendment, alteration, modification of or addition to the Lease will be valid or binding unless expressed in writing and signed by Landlord and Tenant.

Section 20.04.  Notice:

Every notice, request, consent, approval, waiver or other communication under this Lease shall be deemed to have been given if in writing and upon mailing by registered, overnight express/courier service or certified mail, return receipt requested, postage prepaid, addressed:

(a)            If to Landlord, to the address designated as Landlord's Notice Address, or such other address as Landlord designates, with a copy thereof to such other person or party as Landlord shall designate;

(b)            If to Tenant, to the address designated as Tenant's Notice Address, or such other address as Tenant designates, with a copy thereof to the address designated as Tenant's Notice Copy Address or to such other person or party as Tenant shall designate.

(i)	Landlord's Notice Address:

The Connell Company
200 Connell Drive
Berkeley Heights, New Jersey  07922
Attention:   President

(ii)	Tenant's Notice Address:

If prior to Commencement Date:

Edge Therapeutics, Inc.
200 Connell Drive, Suite 1600
Berkeley Heights, New Jersey  07922
Attention: Bert Marchio, Chief Accounting and Operations Officer

With a copy to:

Edge Therapeutics, Inc.
200 Connell Drive, Suite 1600
Berkeley Heights, New Jersey  07922
Attention:  General Counsel

and

Brach Eichler L.L.C.
101 Eisenhower Parkway
Roseland, New Jersey 07068
Attention: Jonathan S. Davis, Esq.

If on or after Commencement Date:

Edge Therapeutics, Inc.
300 Connell Drive
Berkeley Heights, New Jersey  07922
Attention: Bert Marchio, Chief Accounting and Operations Officer

With a copy to:

Edge Therapeutics, Inc.
300 Connell Drive
Berkeley Heights, New Jersey  07922
Attention:  General Counsel

and

Brach Eichler L.L.C.
101 Eisenhower Parkway
Roseland, New Jersey 07068
Attention: Jonathan S. Davis, Esq.

Section 20.05.  Survival of Provisions upon Termination of Lease.

This Lease shall survive the expiration or termination of the Term to the extent necessary that any term, covenant or condition of this Lease requires the performance of obligations or the forbearance of an act by either party hereto after the expiration or termination of the Lease.  Such survival shall be to the extent reasonably necessary to fulfill the intent thereof, or if specified, to the extent of such specification, as same is reasonably necessary to perform the obligations and/or forbearance of an act set forth in such term, covenant or condition.

Section 20.06.  Successors and Assigns:

Subject to the provisions hereof, this Lease shall bind and inure to the benefit of the parties and their respective successors, representatives, heirs and permitted assigns.

Section 20.07.  Guarantor of Tenant:

Any restrictions on or requirements imposed upon Tenant hereunder shall be deemed to extend to any guarantor of Tenant, Tenant's subtenants, concessionaires and licensees and it shall be Tenant's obligation to cause the foregoing persons to comply with such restrictions or requirements.

Section 20.08.  Tenant at Sufferance:

If Tenant shall remain in possession of the Demised Premises after the end of the Term (including if the Demised Premises have not been surrendered in accordance with the terms of this Lease), such holding over shall cause the Tenant to be deemed a tenant-at-sufferance, subject to all of the provisions, conditions and obligations of this Lease, except that the Rent to be charged Tenant during such hold over period shall be (i) with respect to the first sixty (60) days of such hold over period, one and one half times the monthly Rent in effect for the last month of the Term or any renewal periods and (ii) with respect to any hold over period thereafter, two times the monthly Base Rent in effect for the last month of the Term or any renewal periods.  Any acceptance of hold over Rent by Landlord shall not be deemed a waiver of any rights or remedies available to Landlord arising out of Tenant's failure to have vacated the Demised Premises upon the end of the Term, or an acquiescence to Tenant's tenant-at-sufferance period.

Section 20.09.  Interest:

Any payment required to be made by Tenant under the provisions of this Lease (other than a payment for which a late charge has been paid) not made by Tenant when and as due shall be payable by Tenant to Landlord on demand with interest thereon at three (3%) percent over the rate designated by the Bank of New York, New York (or its successor) from time to time as the prime rate, but not to exceed the highest legal rate, computed from the date said sum became due to and including the date of payment thereof to Landlord.

Section 20.10.  Late Charge:

In order to cover the extra expense involved in handling delinquent payments, Tenant, at Landlord's option, shall pay a "late charge" of five (5%) percent of the amount due when any payment of Rent hereunder is received by Landlord more than fifteen (15) days after the due date thereof.  It is understood and agreed that this charge is for additional expense incurred by Landlord, shall not be considered interest, and shall be due in addition to the interest required under Section 20.09 hereof. No late charge shall be due for the first late payment in a calendar year.

Section 20.11.  Non‑Waiver:

The failure of Landlord to insist upon strict performance of any covenants or conditions of this Lease or Landlord's failure to exercise any option herein conferred in any one or more instances shall not be construed as a waiver or relinquishment of any such covenants, conditions or options, but the same shall be and remain in full force and effect.  If Landlord pursues any remedy granted by the terms of this Lease or pursuant to applicable law, it shall not be construed as a waiver or relinquishment of any other remedy afforded thereby.

Section 20.12.  Broker:

Tenant represents that there was no broker other than Jones Lang LaSalle (the "Broker") responsible for bringing about or negotiating this Lease.  Tenant agrees to defend, indemnify, and hold Landlord harmless against any claims for brokerage commission or compensation with regard to the Demised Premises by any other broker claiming or alleging to have acted on behalf of or to have dealt with Tenant.  Landlord will pay any fees or commissions due the Broker pursuant to a separate written agreement between Landlord and Broker.

Section 20.13.  Short Form Lease:

Landlord and Tenant agree that neither party shall record the Lease.  Upon request of either party the other shall execute a document in recordable form, or a short form lease or memorandum of lease in proper form for recording, setting forth the Commencement Date and any provision hereof other than Sec-tions 5.01, 5.02, 5.03 and 5.05.  The requesting party shall pay all recording fees and costs in connection with any such short form or memorandum of lease.

Section 20.14.  Mechanics' Liens:

Tenant shall not do or cause anything to be done whereby the Demised Premises may be encumbered by a mechanic's lien.  If any mechanic's or materialman's lien is filed against the Demised Premises, the Building or the Land as a result of any Tenant Work or any additions, alterations, repairs, installations, improvements or any other work or act of Tenant, Tenant shall discharge or bond same within twenty days from the date of filing of the lien.  If Tenant shall fail to discharge or bond the lien, Landlord may bond or pay the lien or claim for the account of Tenant without inquiring into the validity of the lien or claim and Tenant shall reimburse Landlord upon demand.

Section 20.15.  Corporate Authority:

(a)            Tenant represents that the undersigned officer(s) has (have) been duly authorized to enter into this Lease and that the execution and consummation of this Lease by Tenant does not and shall not violate any provision of any bylaws, certificate of incorporation, agreement, order, judgment, governmental regulation or any other obligations to which Tenant is a party or is subject.

(b)            Landlord represents that the undersigned officer of Landlord has been duly authorized to enter into this lease and that the execution and consummation of this Lease by Landlord does not and shall not violate any provision of any bylaw, certificate of incorporation, agreement, order judgment, governmental regulation or any other obligation to which Landlord is a party or is subject.

Section 20.16.  Force Majeure:

Except as otherwise provided herein, Landlord shall not be liable for any delays and other events beyond the reasonable control of a party (each, a "Force(s) Majeure") including, without limitation:  acts of God; strikes, lock‑outs or other labor difficulties; explosion, sabotage, accident, riot or civil commotion; act of war; fire or other casualty; requirements of governing authorities or inability to obtain necessary governmental permits and approvals.

Section 20.17.  Governing Law:

This Lease shall be governed by and construed pursuant to the laws of the State of New Jersey.

Section 20.18.  Financial Statements:

If requested by Landlord (which request shall not be made more than one (1) time per calendar year), Tenant shall deliver to Landlord Tenant’s most recent balance sheet and profit and loss statement certified to by a recognized firm of certified public accountants (it being agreed that the financial statements required to be delivered to Landlord hereunder shall not be more expansive than the financial statements that Tenant maintains).

Section 20.19.  Prevailing Party:

Notwithstanding anything in this Lease to the contrary, in the event that either party hereto shall bring legal action against the other party, the prevailing party shall be entitled to reimbursement from the other party for all reasonable attorneys' fees incurred in connection therewith.

ARTICLE XXI.  ENVIRONMENTAL MATTERS.

Section 21.01.  Industrial Site Recovery Act:

(a)            Tenant represents and warrants that it is not an "Industrial Establishment" as that term is defined in the Industrial Site Recovery Act, formerly known as the Environmental Cleanup Responsibility Act, N.J.S.A. 13:1K‑6 et seq., as same may be amended from time to time (together with all rules, regulations, ordinances, opinions, orders and directives issued or promulgated pursuant to or in connection with said Act by the New Jersey Department of Environmental Protection ("DEP"), or any subdivision or bureau thereof or any other governmental or quasi‑governmental agency, authority or body having jurisdiction thereof, referred to herein as the "Act" or "ISRA").  Tenant shall not do or suffer anything that will cause it to become an Industrial Establishment under the Act during the Term of this Lease.  Landlord may from time to time require Tenant at Tenant's sole expense to provide proof satisfactory to Landlord that Tenant is not an Industrial Establishment.  In the event that Tenant now is or hereafter becomes an Industrial Establishment or is required by the DEP, Tenant shall comply with all conditions as set forth in subparagraphs (b) and (d) of this Section 21.01.

(b)            Tenant agrees that it shall, at its sole cost and expense, fulfill, observe and comply with all of the terms and provisions of the Act.  Without limiting the foregoing, upon Landlord's request therefor, and in all events no later than sixty (60) days prior to "closing, terminating or transferring operations" (as said terms are defined and used in the Act) out of the Demised Premises, Tenant at its sole cost and expense, shall provide Landlord with a true copy of:

(i)                a letter of non-applicability from DEP (or such other agency or body which shall then have jurisdiction over ISRA matters) in form satisfactory to Landlord's counsel, stating that ISRA does not apply to Tenant, Tenant's use and occupancy of the Demised Premises and to the closing, terminating or transferring of operations at the Demised Premises; or

(ii)                    a Negative Declaration (as said term is defined in ISRA) duly approved by DEP or such other agency or body then having jurisdiction over ISRA matters; or

(iii)                    a Cleanup Plan (as said term is defined in ISRA) duly approved by DEP (or such other agency or body which shall then have jurisdiction over ISRA matters), the intent of which will be to obtain from the DEP a “No Further Action” (“NFA”) determination with respect to the Demised Premises.

(c)            Nothing in this Section shall be construed as limiting Tenant's obligation to comply with ISRA.

(d)            In the event Tenant complies with paragraph (b) (iii) of this Section by obtaining an approved Cleanup Plan, Tenant agrees that it shall, at its sole cost and expense:

(i)                post any financial guarantee or other bond required to secure implementation and completion of such Cleanup Plan; and

(ii)               promptly and diligently implement and prosecute to completion said Cleanup Plan by obtaining an NFA determination, in accordance with the schedules contained therein or as may otherwise be ordered or directed by DEP or such other agency or body which shall then have jurisdiction over such Cleanup Plan. Tenant expressly understands, acknowledges and agrees that Tenant's compliance with the provisions of subparagraphs (b) and (d) may require Tenant to expend funds or do acts after the expiration or termination of the Lease Term and Tenant shall not be excused therefrom.

(e)            Within ten (10) days after a written request by Landlord or any mortgagee of Landlord (or sooner, if required by the DEP) and, in any event, on each anniversary of the Commencement Date, Tenant shall deliver to Landlord and Landlord's Mortgagee, if any, a duly executed and acknowledged affidavit of Tenant's chief executive officer, certifying:

(i)               the proper classification under the North American Industry Classification System relating to Tenant's then current use of the Demised Premises; and

(ii)              (A)        that Tenant's then current use of the Demised Premises does not involve the generation, manufacture, refining, transportation treatment, storage, handling or disposal of hazardous substances or waste (as hazardous substances and hazardous waste are defined in ISRA) on site, above ground or below ground (all of the foregoing are hereinafter collectively referred to as the “Presence of Hazardous Substances”), or,  (B) that Tenant's then current use does involve the Presence of Hazardous Substances, in which event, said affidavit shall describe in complete detail that portion of Tenant's operations which involves the Presence of Hazardous Substances.  Such description shall, inter alia, identify each hazardous substance and describe the manner in which Tenant generated, handled, manufactured, refined, transported, treated, stored and/or disposed of same.  Tenant shall supply Landlord and Landlord's mortgagee, if any, with such additional information relating to the Presence of Hazardous Substances as Landlord or Landlord's mortgagee requests.

(f)             Without limiting the foregoing, Tenant agrees:

(i)                at its sole cost and expense, to promptly discharge and remove any lien or encumbrance against the Demised Premises, the Building, the Real Estate or any other property owned or controlled, in whole or in part, by Tenant imposed due to Tenant's failure to comply with ISRA, and

(ii)              to defend, indemnify and hold Landlord harmless from and against any and all liability, penalty, loss, expenses, damages, costs, claims, causes of action, judgments and/or the like, of whatever nature, including but not limited to attorneys’ fees and disbursements and other costs of litigation or preparation therefor, to the extent such costs arise from or in connection with Tenant's failure or inability, for any reason whatsoever, to  observe or comply with ISRA and/or the provisions of this Section 21.01.

Section 21.02.  Spill Act:

(a)            Tenant agrees that it shall, at its sole cost and expense, observe, comply and fulfill all of the terms and provisions of the Spill Compensation and Control Act, N.J.S.A. 58:10‑23.11 et. seq., as the same may be amended from time to time and all rules, regulations, ordinances, opinions, orders and directives issued or promulgated pursuant to or in connection with said Act by DEP, any subdivision or bureau thereof or governmental or quasi‑governmental agency or body having jurisdiction thereof. (Said act and all said rules, regulations, ordinances, opinions, orders and directives are hereinafter in this Section 21.02 collectively referred to as "Spill Act").

(b)            Without limiting the foregoing, Tenant agrees:

(i)                that it shall not do, omit to do or suffer the commission or omission of any act which is prohibited by or may result  in any liability under the Spill Act, including without limitation the discharge of petroleum products or other hazardous substances (as said terms are defined in the Spill Act); and

(ii)               whenever the Spill Act requires the "owner or operator" to do any act, Tenant shall do such act and fulfill, all such obligations at its sole cost and expense, it being the intention of the parties hereto that Landlord shall be free of all expense and obligations arising from or in connection with compliance with the Spill Act.

(c)            Without limiting the foregoing, Tenant agrees:

(i)                at its sole cost and expense, to promptly discharge and remove any lien or any encumbrance against the Demised Premises, the Building, the Real Estate or any other property owned or controlled, in whole or in part, by Tenant, imposed by Tenant's failure to comply with the Spill Act; and

(ii)              to defend, indemnify and hold Landlord harmless from and against any and all liabilities, penalties, losses, expenses, damages, costs, claims, causes of action, judgments, suits and/or the like, of whatever nature,  (including but not limited to attorneys' fees and other expenses of litigation or preparation therefor) which may at any time be imposed on, incurred by or asserted against any Indemnified Party and which in any way relate to or arise from or in connection with Tenant's failure or inability, for any reason whatsoever, to observe or comply with the Spill Act and/or the provisions of this Section 21.02.

Section 21.03.  Toxic and Hazardous Materials:

Without limiting any of its other obligations hereunder, Tenant agrees that it shall not store, use, generate, manufacture, produce, release, discharge or dispose of any toxic or Hazardous Materials in, on, or about the Demised Premises or the Real Estate (and Tenant shall notify Landlord in writing immediately upon any violation of this sentence).  Tenant will be solely responsible for and will defend, indemnify and hold Indemnified Parties (as defined in Section 15.01(a) of this Lease) from and against all claims, judgments, actions, costs, penalties, damages and liabilities, including attorneys' fees and costs, arising out of or in connection with Tenant's (and Tenant’s Agents, invitees or visitors) storage, use and disposal of toxic material or Hazardous Materials.  Tenant will be solely responsible for and will defend, indemnify and hold Indemnified Parties harmless from and against any and all claims, costs and liabilities, including attorneys' fees and costs, arising out of or in connection with the removal, clean‑up and restoration work and materials necessary to return the Demised Premises and any other property of whatever nature located on the Real Estate to the condition existing prior to such storage, use, generation, manufacture, production, release, discharge or disposal of toxic materials or Hazardous Materials.

For purposes of this Lease, the term "Hazardous Materials" includes but is not limited to: (a) those substances included within the definitions of "hazardous substances," "hazardous materials," "toxic substances," "hazardous wastes,” "solid waste" or similar terms in any Environmental Law; (b) petroleum products and petroleum byproducts; (c) polychlorinated biphenyls; and (d) chlorinated solvents.  The term "Environmental Law" includes any federal, state, municipal or local law, statute, ordinance, regulation, order, rule or requirement (in each case as may be amended from time to time) pertaining to health, industrial hygiene, environmental conditions (including, without limitation, air, ground, water pollution and protection and/or preservation of the environment), or hazardous materials or substances.

Section 21.04.  Other Environmental Laws:

Without limiting any of its other obligations hereunder, Tenant agrees that it shall, at its sole cost and expense, promptly comply and keep continually in full compliance with all federal, state and local laws, ordinances, rules, regulations and requirements relating to air, ground and water pollution and protection and/or preservation of the environment.

Section 21.05.  Survival of Environmental Terms and Conditions.

Tenant agrees that each and every provision of this Article XXI shall survive the termination of this Lease.  The parties hereto expressly acknowledge and agree that Landlord would not enter into this Lease but for the provisions of this Article XXI and the aforesaid survival thereof.

Notwithstanding anything in this Article XXI to the contrary, in no event shall Tenant be liable for violations of Environmental Laws or discharges of Hazardous Materials to the extent pre-dating the earlier of the Commencement Date or the date Tenant commences the Tenant Work.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed as of the day and year first above written.

WITNESS OR ATTEST:	THE CONNELL COMPANY

By:	By:
Name:	Name:
Title:	Title:

WITNESS OR ATTEST:	EDGE THERAPEUTICS, INC.

By:	By:
Name:	Name:
Title:	Title:

STATE OF	)
	)	SS.:
COUNTY OF	)

On this     day of                , 2016, before me personally appeared                                to me known, who, being by me duly sworn, did depose and say that (s)he is the                                of Edge Therapeutics, Inc., the corporation described in and which executed the foregoing Lease; that (s)he knows the seal of said corporation, that the seal affixed to said instrument is such corporate seal, that it was so affixed by authorization of the board of directors of said corporation, and that (s)he signed his name thereto by like authorization.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

(Notarial Seal)

STATE OF NEW JERSEY	)
	)	SS.:
COUNTY OF UNION	)

On this     day of                , 2016, before me personally appeared                                to me known, who, being by me duly sworn, did depose and say that (s)he is the                                      of The Connell Company, the corporation described in and which executed the foregoing Lease; that (s)he knows the seal of said corporation, that the seal affixed to said instrument is such corporate seal, that it was so affixed by authorization of the board of directors of said corporation, and that (s)he signed his name thereto by like authorization.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

(Notarial Seal)

EXHIBIT A

LEGAL DESCRIPTION OF LAND

LEGAL DESCRIPTION
LOT 1, BLOCK 4102
TOWNSHIP OF BERKELEY HEIGHTS
UNION COUNTY, NEW JERSEY

A parcel of land described herein, being known and designated as Lot 1, Block 4102, Township of Berkeley Heights, Union County, New Jersey (and formerly being known and designated as Lots 1 & 2.01, Block 4102, Lots 1 & 2, Block 4103, and Old Colonial Road, Township of Berkeley Heights, Union County, New Jersey, as shown on a certain map entitled, "Minor Subdivision Plan, Minor Subdivision for Block 4101 Lot 2, Block 4102 - Lots 1 & 2, Block 4103 - Lots 1 & 2 and Block 4301 - Lot 1.01, Township of Berkeley Heights, Union County, New Jersey," prepared by Schoor DePalma, dated March 29, 2007 and revised to June 25, 2007) and being more particularly described as follows:

Beginning at a point in the easterly sideline of Plainfield Avenue (50 ft. wide right-of-way) distant 885.28 feet the various courses along said sideline from the northerly sideline of Valley Road, said point being the beginning point of a description of land described as Tract II, in a deed recorded in the Union County Clerk's Office in Deed Book 4260, Page 6 and running; thence,

Along said easterly sideline of Plainfield Avenue, the following eleven (11) courses;

1.	North 70 degrees 34 minutes 47 seconds West, 76.51 feet to a point of non-tangent curvature; thence,

2.	Along a curve to the right having a radius of 611.79 feet, a central angle of 10 degrees 32 minutes 59 seconds and an arc length of 112.65 feet to a point of tangency; thence,

3.	North 60 degrees 01 minutes 47 seconds West, 94.58 feet; thence,

4.	North 58 degrees 58 minutes 16 seconds West, 168.11 feet to a point of curvature; thence,

5.	Along a curve to the right having a radius of 622.00 feet, a central angle of 20 degrees 32 minutes 28 seconds and an arc length of 222.99 feet to a point of tangency; thence,

6.	North 38 degrees 25 minutes 48 seconds West, 592.47 feet to a point of curvature; thence,

7.	Along a curve to the right having a radius of 1005.09 feet, a central angle of 06 degrees 28 minutes 36 seconds and an arc length of 113.61 feet to a point of tangency; thence,

8.	North 31 degrees 57 minutes 12 seconds West, 137.31 feet to a point of curvature; thence,

9.	Along a curve to the left having a radius of 373.00 feet, a central angle of 47 degrees 00 minutes 06 seconds and an arc length of 305.98 feet to a point of tangency; thence,

10.	North 78 degrees 57 minutes 18 seconds West, 18.43 feet; thence,

11.	North 79 degrees 08 minutes 40 seconds West, 7.56 feet to a point of intersection with the southerly sideline of Interstate Highway Route 78; thence,

Along said southerly sideline, the following five (5) courses;

12.	North 88 degrees 10 minutes 39 seconds East, 15.23 feet; thence,

13.	North 62 degrees 14 minutes 02 seconds East, 274.69 feet; thence,

14.	North 66 degrees 41 minutes 45 seconds East, 606.26 feet; thence,

15.	North 64 degrees 53 minutes 46 seconds East, 665.08 feet; thence,

16.	North 56 degrees 06 minutes 40 seconds East, 63.13 feet to the northwest corner of Lot 1.012, Block 4301 as shown on the aforementioned map; thence,

Along the southwesterly line of said Lot 1.012, the following four (4) courses;

17.	South 30 degrees 37 minutes 11 seconds East, 813.47 feet to a point of curvature; thence,

18.	Along a curve to the left having a radius of 40.00 feet, a central angle of 82 degrees 38 minutes 32 seconds, an arc length of 57.70 feet and a chord bearing and distance of South 71 degrees 56 minutes 27 seconds East, 52.82 feet to a point of tangency; thence,

19.	North 66 degrees 44 minutes 17 seconds East, 79.10 feet to a point of curvature; thence,

20.	Along a curve to the left having a radius of 388.00 feet, a central angle of 19 degrees 37 minutes 13 seconds, an arc length of 132.87 feet and a chord bearing and distance of North 56 degrees 55 minutes 40 seconds East, 132.22 feet to a point of non-tangency at an intersection with the southwesterly line of Lot 1.011, Block 4301; thence,

21.	Along said line, South 42 degrees 47 minutes 56 seconds East, 252.35 feet to a point in the municipal boundary line dividing the Township of Berkeley Heights, Union County and the Borough of Watchung, Somerset County; thence,

Along said municipal boundary line, being the approximate centerline of Green Brook, the following twenty-three (23) courses;

22.	North 79 degrees 30 minutes 47 seconds West, 9.38 feet; thence,

23.	North 40 degrees 03 minutes 25 seconds West, 12.12 feet; thence,

24.	North 84 degrees 27 minutes 53 seconds West, 96.00 feet; thence,

25.	South 80 degrees 42 minutes 06 seconds West, 25.14 feet; thence,

26.	South 55 degrees 25 minutes 02 seconds West, 40.43 feet; thence,

27.	South 56 degrees 58 minutes 39 seconds West, 119.85 feet; thence,

28.	South 56 degrees 34 minutes 30 seconds West, 41.59 feet; thence,

29.	South 42 degrees 12 minutes 02 seconds West, 61.20 feet; thence,

30.	South 39 degrees 24 minutes 33 seconds West, 161.37 feet; thence,

31.	South 17 degrees 49 minutes 34 seconds West, 20.59 feet; thence,

32.	South 18 degrees 05 minutes 48 seconds East, 16.55 feet; thence,

33.	South 33 degrees 44 minutes 50 seconds East, 98.31 feet; thence,

34.	South 04 degrees 08 minutes 49 seconds West, 107.56 feet; thence,

35.	South 03 degrees 17 minutes 01 seconds West, 58.00 feet; thence,

36.	South 27 degrees 40 minutes 25 seconds West, 69.89 feet; thence,

37.	South 52 degrees 30 minutes 14 seconds West, 61.29 feet; thence,

38.	South 45 degrees 14 minutes 25 seconds West, 174.07 feet; thence,

39.	South 39 degrees 07 minutes 16 seconds West, 22.20 feet; thence,

40.	South 37 degrees 43 minutes 26 seconds West, 31.40 feet; thence,

41.	South 59 degrees 58 minutes 42 seconds West, 44.15 feet; thence,

42.	South 49 degrees 38 minutes 04 seconds West, 250.29 feet; thence,

43.	South 49 degrees 12 minutes 28 seconds West, 74.06 feet; thence,

44.	South 19 degrees 25 minutes 13 seconds West, 46.21 feet to the point or place of beginning.

Containing 2,077,363 square feet more or less / 47.6897 acres of land more or less as described herein.

Subject to all existing easements, rights-of-way and reservations of record.

LEGAL DESCRIPTION
LOT 1, BLOCK 75.01
BOROUGH OF WATCHUNG
SOMERSET COUNTY, NEW JERSEY

A parcel of land described herein, known and designated as Lot 1, Block 75.01, Borough of Watchung, Somerset County, New Jersey, and being more particularly described as follows:

Beginning at the of intersection of the northeasterly sideline of Plainfield Avenue (50 ft. wide right-of way) with the dividing line between the County of Union and the County of Somerset, said line being the centerline of Green Brook, distant 885.28 feet the various courses along said sideline from the northwesterly sideline of Valley Road (variable width right-of-way) and running; thence,

Along said municipal boundary line the following thirty (30) courses;

1.	North 19 degrees 25 minutes 13 seconds East, 46.21 feet; thence,

2.	North 49 degrees 12 minutes 28 seconds East, 74.06 feet; thence,

3.	North 49 degrees 38 minutes 04 seconds East, 250.29 feet; thence,

4.	North 59 degrees 58 minutes 42 seconds East, 44.15 feet; thence,

5.	North 37 degrees 43 minutes 26 seconds East, 31.40 feet; thence,

6.	North 39 degrees 07 minutes 16 seconds East, 22.20 feet; thence,

7.	North 45 degrees 14 minutes 25 seconds East, 174.07 feet; thence,

8.	North 52 degrees 30 minutes 14 seconds East, 61.29 feet; thence,

9.	North 27 degrees 40 minutes 25 seconds East, 69.89 feet; thence,

10.	North 03 degrees 17 minutes 01 seconds East, 58.00 feet; thence,

11.	North 04 degrees 08 minutes 49 seconds East, 107.56 feet; thence,

12.	North 33 degrees 44 minutes 50 seconds West, 98.31 feet; thence,

13.	North 18 degrees 05 minutes 48 seconds West, 16.55 feet; thence,

14.	North 17 degrees 49 minutes 34 seconds East, 20.59 feet; thence,

15.	North 39 degrees 24 minutes 33 seconds East, 161.37 feet; thence,

16.	North 42 degrees 12 minutes 02 seconds East, 61.20 feet; thence,

17.	North 56 degrees 34 minutes 30 seconds East, 41.59 feet; thence,

18.	North 56 degrees 58 minutes 39 seconds East, 119.85 feet; thence,

19.	North 55 degrees 25 minutes 02 seconds East, 40.43 feet; thence,

20.	North 80 degrees 42 minutes 06 seconds East, 25.14 feet; thence,

21.	South 84 degrees 27 minutes 53 seconds East, 96.00 feet; thence,

22.	South 40 degrees 03 minutes 25 seconds East, 12.12 feet; thence,

23.	South 79 degrees 30 minutes 47 seconds East, 26.06 feet; thence,

24.	North 72 degrees 22 minutes 46 seconds East, 50.52 feet; thence,

25.	North 19 degrees 01 minutes 04 seconds East, 105.58 feet; thence,

26.	North 34 degrees 06 minutes 36 seconds East, 31.59 feet; thence,

27.	South 57 degrees 22 minutes 56 seconds East, 26.21 feet; thence,

28.	South 75 degrees 21 minutes 33 seconds East, 37.21 feet; thence,

29.	North 86 degrees 44 minutes 04 seconds East, 81.21 feet; thence,

30.	North 68 degrees 14 minutes 31 seconds East, 40.37 feet to the intersection of the same with the southwesterly sideline of Lot 3, Block 75.01 as shown; thence,

31.	Along said southwesterly line, South 42 degrees 47 minutes 56 seconds East, 119.63 feet to the northeasterly corner of Lot 2, Block 75.01; thence,

Along the northwesterly and southwesterly lines of said Lot 2, the following two (2) courses;

32.	South 42 degrees 40 minutes 41 seconds West, 208.72 feet; thence,

33.	South 42 degrees 47 minutes 56 seconds East, 206.38 feet to a point of non-tangent curvature in the northwesterly sideline of Valley Road; thence,

Along said sideline, the following six (6) courses;

34.	Along a non-tangent curve to the left having a radius of 2894.93 feet, a central angle of 00 degrees 46 minutes 11 seconds, an arc length of 38.89 feet and a chord bearing and distance of South 42 degrees 24 minutes 09 seconds West, 38.89 feet to a point of tangency; thence,

35.	South 42 degrees 01 minutes 04 seconds West, 173.77 feet; thence,

36.	South 54 degrees 26 minutes 37 seconds West, 60.42 feet; thence,

37.	South 42 degrees 01 minutes 04 seconds West, 50.00 feet to a point of curvature; thence,

38.	Along a curve to the left having a radius of 4043.00 feet, a central angle of 03 degrees 08 minutes 00 seconds and an arc length of 221.10 feet to a point of tangency; thence,

39.	South 38 degrees 53 minutes 04 seconds West, 253.53 feet to a point of non-tangent curvature intersecting the northeasterly sideline of Plainfield Avenue; thence,

Along said sideline, the following seven (7) courses;

40.	Along a non-tangent curve to the right having a radius of 40.00 feet, a central angle of 71 degrees 14 minutes 50 seconds, an arc length of 49.74 feet and a chord bearing and distance of South 74 degrees 30 minutes 41 seconds West, 46.60 feet to a point of reverse curvature; thence,

41.	Along a curve to the left having a radius of 330.00 feet, a central angle of 67 degrees 02 minutes 54 seconds and an arc length of 386.17 feet to a point of tangency; thence,

42.	South 43 degrees 05 minutes 13 seconds West, 100.61 feet to a point of curvature; thence,

43.	Along a non-tangent curve to the right having a radius of 270.00 feet, a central angle of 66 degrees 20 minutes 01 seconds, an arc length of 312.59 feet and a chord bearing and distance of South 76 degrees 15 minutes 12 seconds West, 295.42 feet to a point of non-tangency; thence,

44.	North 70 degrees 34 minutes 47 seconds West, 25.00 feet; thence,

45.	South 19 degrees 25 minutes 13 seconds West, 5.00 feet; thence,

46.	North 70 degrees 34 minutes 47 seconds West, 11.15 feet to the point or place of beginning.

Containing 607,086 square feet more or less / 13.94 acres of land more or less as described herein.

Being the same land described as Tract IV in Deed Book 4260, Page 06, recorded in the Somerset County Clerk's Office.

Subject to all existing easements, rights-of-way and reservations of record.

LEGAL DESCRIPTION OF LOT 1 BLOCK 75.02,
BOROUGH OF WATCHUNG
SOMERSET COUNTY, NEW JERSEY

Beginning at the intersection of the southeasterly sideline of Plainfield Avenue (variable width right‑of‑way), and the northerly sideline of an existing 50‑foot wide right‑of‑way originally known as Plainfield Avenue as shown on a certain map entitled "Map of Property, Block 4101 ‑ Lots 2 & 5, Block 4102 ‑ Lots 1 & 2, Block 4103 ‑ Lots 1 & 2, Township of Berkeley Heights, Union County, New Jersey, and Block 75.01 ‑ Lot 1, Block 75.02 ‑ Lot 1 and Block 70.08 ‑ Lots 1.01 & 4, Borough of Watchung, Somerset County, N.J.," dated September 15, 1989, revised to October 3, 1996, prepared by Canger & Cassera, Consulting and Municipal Engineers, and running; thence,

1.	Along said southeasterly sideline in a northeasterly direction and along a curve to the left having a radius of 330.00 feet, a central angle of 12 degrees 56 minutes 04 seconds, an arc length of 74.50 feet and a chord bearing north 49 degrees 33 minutes 15 seconds east, a chord distance of 74.34 feet to a monument at a point of tangency; thence,

2.	Along the same, north 43 degrees 05 minutes 13 seconds east, 100.61 feet to a monument at a point of curvature; thence,

3.	Along the same and along a curve to the right having a radius of 270.00 feet, a central angle of 34 degrees 12 minutes 51 seconds and an arc length of 161.23 feet to a point of compound curvature; thence,

4.	Along the same and along a compound curve to the right having a radius of 68.00 feet, a central angle of 155 degrees 59 minutes 58 seconds and an arc length of 185.14 feet to a point of compound curvature in a northwesterly sideline of Valley Road (variable width right‑of‑way); thence,

5.	Along said northwesterly sideline and said compound curve to the right having a radius of 730.00 feet, a central angle of 06 degrees 39 minutes 46 seconds and an arc length of 84.89 feet to a point of tangency; thence,

6.	Along the same, south 59 degrees 57 minutes 27 seconds west, 71.95 feet to a point; thence,

7.	Leaving said northwesterly sideline and along said northeasterly sideline of the existing 50‑foot wide right‑of‑way originally known as Plainfield Avenue, north 89 degrees 06 minutes 33 seconds west, 185.62 feet to the point and place of beginning.

Containing 0.90 acres of land as described herein.
Subject to all easements of record.

LEGAL DESCRIPTION
OF LOT 2 BLOCK 4101,
TOWNSHIP OF BERKELEY HEIGHTS
UNION COUNTY, NEW JERSEY
AND
LOT 4 BLOCK 70.08
BOROUGH OF WATCHUNG
SOMERSET COUNTY, NEW JERSEY

Beginning at a point in the southerly sideline of Plainfield Avenue (variable width right-of-way), where the same is intersected by a lot line common to said Lot 2 and Lot 3, Block 4101 as shown on a certain map entitled "Map of Property, Block 4101 -- Lots 2 & 5, Block 4102 - Lots 1 & 2, Block 4103 -- Lots 1 & 2, Township of Berkeley Heights, Union County, New Jersey, and Block 75.01 - Lot 1, Block 75.02 - Lot 1 and Block 70.08 - Lots 1.01 & 4, Borough of Watchung, Somerset County, N.J.", dated September 15, 1989, revised to October 3, 1996, prepared by Canger & Cassera, Consulting and Municipal Engineers, and running; thence,

1.	Along said common lot line, south 28 degrees 22 minutes 25 seconds west, 153.63 feet to a point; thence,

2.	Along the same, south 59 degrees 39 minutes 47 seconds west, 162.10 feet to a point in the centerline of the Green Brook, said centerline being the dividing line between the Borough of Watchung and the Township of Berkeley Heights; thence,

3.	Continuing along said common lot line, south 59 degrees 39 minutes 47 seconds west, 168.56 feet to a point; thence,

4.	Along an easterly line of a Public Service Electric and Gas right-of-way, north 00 degrees 57 minutes 07 seconds east, 275.72 feet to a point in said centerline of the Green Brook; thence,

5.	Continuing along said easterly right-of-way line, north 00 degrees 57 minutes 07 seconds east, 101.77 feet to a point; thence,

6.	Leaving said easterly right-of-way line, north 88 degrees 10 minutes 39 seconds east, 94.44 feet to a point on a curve in said southerly sideline of Plainfield Avenue; thence,

7.	Along said southerly sideline in an easterly direction, and along a curve to the left having a radius of 575.00 feet, a central angle of 15 degrees 06 minutes 48 seconds, an arc length of 151.67 feet and a chord bearing south 72 degrees 15 minutes 32 seconds east, a chord distance of 151.23 feet to a point of tangency; thence,

8.	Along the same, south 79 degrees 48 minutes 56 seconds east, 26.41 feet to a point of curvature; thence,

9.	Along the same and along a curve to the right having a radius of 365.00 feet, a central angle of 14 degrees 27 minutes 55 seconds, an arc length of 92.15 feet and a chord bearing south 72 degrees 34 minutes 57 seconds east, a chord distance of 91.91 feet to the point and place of beginning.

Containing a total area of 1.979 acres of which 1.534 acres are contained within said Lot 2 and 0.445 acres are contained within said Lot 4.

Subject to all easements of record.

EXHIBIT B

RENTAL PLAN
(SHOWING DEMISED PREMISES)

B-1

EXHIBIT C-1

PLANS AND SPECIFICATIONS

C-1-1

EXHIBIT C-2

300 Connell Drive
Berkeley Heights, New Jersey

TENANT WORKLETTER

The Connell Company (subject to Section 10.04 of the Lease, "Landlord") and Tenant are simultaneously executing a lease of the space mentioned therein (the "Demised Premises").  To induce Tenant to enter into the Lease (which is hereby incorporated by reference to the extent that the provisions of this agreement apply thereto) and in consideration of the covenants hereinafter contained, Landlord and Tenant mutually agree as follows:

1.	[Intentionally omitted.]

2.	Subject to the remaining provisions of this paragraph 2, Landlord shall provide Tenant an allowance equal to $612,300.00 (which is $30.00 per rentable square foot of the Demised Premises) (the “Tenant Work Allowance”; it being understood that the Tenant Work Allowance may be increased as provided in the last sentence of Section 1.03 of the Lease) against the total cost of Tenant Work requested by Tenant in the Building. Tenant shall present to Landlord for payment the invoices paid (or to be paid) by Tenant with respect to Tenant Work, up to the maximum Tenant Work Allowance set forth above; provided, however, that Tenant shall not submit invoices to Landlord for any of the above on a frequency of more than one (1) time per month. Notwithstanding anything contained in this paragraph 2, (i) Tenant must provide Landlord with invoice(s) for the Tenant Work Allowance at least thirty (30) days prior to the requested date of payment, and (ii) in no event shall Tenant be permitted to invoice Landlord for any portion of the Tenant Work Allowance after June 30, 2018. The parties agree that for federal income tax purposes, with respect to all portions of the Tenant Work for which the Tenant Work Allowance was utilized, Landlord holds the depreciable interest therein and Landlord (and not Tenant) shall be entitled to take depreciation deductions in respect of the same.

3.	Tenant shall cause to be prepared: (i) all interior architectural design and engineering drawings, layouts and material specifications and schedules for the Demised Premises,; (ii) an estimate of the total cost of Tenant Work; (iii) all working, finished, detailed architectural and engineering construction drawings (including “as-built” drawings) and specifications for the Tenant Work and any revisions thereto (and for purposes of clarification, to the extent not encompassed by any of the foregoing, the Plans and Specifications), all to be in compliance with all applicable building codes and all other applicable laws and regulations. Except for “as-built” drawings, a copy of the foregoing shall be submitted to Landlord (prior to submission for application for construction permits) for general review and consent (which consent will not be unreasonably withheld), and Tenant shall not commence the Tenant Work until it shall have received Landlord’s consent and all required construction permits. All Tenant Work will be completed in accordance with these approved drawings and specifications, but in all cases such work will be completed in accordance with all applicable building codes and all other applicable laws and regulations, all other terms set forth in this Lease (including, without limitation, those set forth in this Exhibit C-2), and all building design rules and construction rules reasonably required by Landlord. The Tenant Work shall in no event interfere with building systems or with any other tenant’s use and quiet enjoyment of such tenant’s leased space in the Building. Notwithstanding any failure by Landlord to object to any such Tenant Work (or drawings or specifications relating thereto, including without limitation the Plans and Specifications), Landlord shall have no responsibility therefor (and any approval of or consent to the same by Landlord shall not relieve Tenant from its obligation to construct the Tenant Work in compliance with the terms of this Lease). Tenant agrees to save and hold Landlord harmless as provided in the Lease for said Tenant Work. At the request of Landlord, Tenant shall (i) furnish, in writing, Landlord with both the estimate and actual cost of the Tenant Work and the various components thereof, and (ii) instruct the various contractors to furnish, in writing, such information to Landlord. Tenant shall, at its own expense (but which cost can be included within the Tenant Work Allowance), provide Landlord with (a) one electronic set of drawings on a CD (preferably in AutoCAD) of 50% and/or 75% progress drawings, if issued, (b) three signed and sealed sets of drawings, one unsealed set of drawings and one electronic set of drawings on a CD (preferably in AutoCAD) when such drawings are issued for construction permits, (c) one unsealed set of drawings and one electronic set of drawings on a CD (preferably in AutoCAD) when such drawings are issued for each of (i) bid, (ii) construction and (iii) any revision or addition, and (d) one signed set and one electronic set of drawings on a CD (preferably in AutoCAD) when such drawings are as-built drawings.

C-2-1

4.	(a)	Subject to subparagraph (b) below and the other provisions hereof, Tenant shall have the right to perform its Tenant Work, provided that the Tenant uses a first-class general contractor. Said contractor must coordinate all final connections to any Building systems with Landlord and must use the Building maintenance subcontractors for the final connections to the Building management system, fire alarm system and security system.

(b)	Tenant will obtain all permits and arrange for all inspections required for occupancy, in connection with all Tenant Work. The cost of all such permits and inspections shall be included in determining the cost of Tenant Work.

5.	The Building shall be made available by Landlord, as is, for Tenant Work with the following improvements as part of the base building construction contract. The cost of any changes required by Tenant in said improvements shall be a portion of the cost of Tenant Work.

a.	Electric Load/Wattage:

(i)	The Building is designed for a capacity of 2.5 watts per square foot for lights and 4 watts per square foot for business machines.

(ii)	Tenant will be responsible for construction and obtaining all necessary approval for all special wiring and power distribution for Tenant's equipment including but not limited to computer equipment and separate air conditioning related thereto.

b.	Floor Decking:

Robertson Under-Floor Duct Systems for electrical and telephone/computers with presets at one per 6.25 square feet is provided in all Tenant areas.

C-2-2

c.	Window Coverings:

The Building is supplied with installed thin line blinds on all exterior windows.  Tenant shall not remove these blinds.

d.	Sprinklers:

Sprinkler heads are provided in all Tenant areas in accordance with Code.

e.	Heating, Ventilating and Air Conditioning:

The Building design provides sufficient capacity to maintain the following conditions in all occupied areas occupied for typical office occupancy:  Indoor summer temperature of 75 degrees F.D.B., at an outside temperature of 94 degrees F.D.B.; Indoor winter temperatures of 72 degrees F.D.B. at outside temperature of 10 degrees F.D.B.  Any special or supplemental exhaust or air conditioning required due to Tenant's equipment or abnormally high occupant density will be installed only at Tenant's expense and subject to the prior written approval of the Landlord.

6.	The Tenant's interior design shall provide for at least the following Landlord minimum standards for Tenant Work:

a.	Partitions:

(i)	Interior partitions - Such partitions shall be 3 5/8 inch metal studs @ 24 inches o.c. with 1/2 inch gypsum wall board on each side, ceiling height.

(ii)	Demising partitions - Such partitions shall be 3 5/8 inch metal studs @ 16 inches o.c. with sound-deadening insulation and 1/2 inch gypsum wallboard.

b.	Doors:

All doors are to be set in 16 ga hollow metal frames.

(i)	Tenant interior doors to be solid core, flush, birch stain grade.

(ii)	Suite entry door(s) to be solid core, wood flush, stain grade veneer and/or glass entrance doors. The number of doors will be in accordance with Code.

c.	Door Hardware:

All hardware shall be Schlage or equal.  Locksets shall be keyed with the Building master system.

d.	Flooring:

Carpeting shall be an 18" x 18" module over the trench headers in areas not requiring tile, due to the Building's Robertson Under-Floor Duct System.  Carpet in balance of space may be at Tenant’s option.

C-2-3

e.	Painting:

(i)	Walls - two coats of paint.

(ii)	Doors and Frames - two coats of paint.

7.	Tenant shall also comply with each of the following:

(a)                 As of the date of this Lease, the Building is controlled by a Honeywell XL-5000 Direct Digital Control (DDC) Building Management System that allows facility personnel to monitor and control the environmental HVAC systems.  Unless otherwise directed by Landlord to Tenant in writing, all mechanical systems, including, without limitation, central and supplemental heating and cooling plants, air handlers and cooling exhaust fans and  VAV boxes must be networked together to optimize system operation and environmental comfort.

(b)                 Each of the following must be properly wired back to the Building’s fire alarm panel:  alarms, strobe speakers, security card readers, electronic locks to any door, HVAC systems, and any other items which building code requires to be wired to such panel or is required by the Berkeley Heights Township inspector or fire marshall.  Additional/auxiliary fire suppression devices may (subject to the terms of this Lease) be installed by Tenant but must be compatible and match existing Building fire alarm panel/system manufacturer and be wired to the Building's main fire alarm panel.  Final test/device function verification shall be performed and certified by the current building alarm system vendor and billed to Tenant.

(c)                  The Building has a Robertson Under-Floor electrical system.  No fastenings or hard connections shall be made to the trench header or to the system that exists on each floor. The bolts and steel beams must be used for the connections referenced above.  Carpet tiles must be used and trench cover plates covered to allow access.

(d)                 No core boring through floors shall be permitted unless authorized by Landlord.

(e)                 All other tenant design specifications and construction rules that Landlord may from time to time furnish to Tenant.

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EXHIBIT D

300 Connell Drive

Rules and Regulations

1.              Landlord reserves the right to control and operate the Common Area.

2.              Tenant shall not obstruct the entrances, exits, corridors, elevators and stairways of the Building and Tenant shall not use or permit their use for any purpose other than ingress to or egress from the Demised Premises.  Fire exits are for emergency use only.

3.              Landlord may, from time to time, adopt appropriate procedures for the security or safety of the Building and Tenant shall comply with such procedures.  Landlord may refuse admission to the Building to any person not properly identified, or to any person whose presence, in Landlord's judgment, would be prejudicial to the safety, character, reputation and interests of the Building or its tenants.  Landlord may limit or restrict access to the Building outside Business Hours (as herein defined) and Tenant shall comply with such off-hours procedures as Landlord may establish.  Landlord shall in no way be liable to any Tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the Building or the Demised Premises.

4.              Tenant shall not install awnings, shades or other coverings on or in any window of the Building or on any terrace.  Tenant shall use only such window blinds as Landlord has supplied and Tenant shall not remove them.  Tenant shall cooperate with Landlord in the efficient operation of the Building's air conditioning system by lowering the window blinds in the Demised Premises, as required.  Tenant shall keep window sills in the Demised Premises in a neat and orderly appearance and shall not hang items from the ceilings so as to be visible from the exterior of the Building.

5.              The Building "Business Hours" (hereinafter so called), excluding the cafeteria, shall be 8 AM to 6 PM on all days except weekends and Holidays.  The following days shall be considered Building Holidays:

New Year's Day
Presidents' Day
Memorial Day
Fourth of July
Labor Day
Thanksgiving Day
Day after Thanksgiving
Christmas Day

Landlord reserves the right to modify the list of Building Holidays.

Landlord shall not furnish janitorial and other services on Building Holidays.  At Tenant's request, Landlord shall provide such services on Building Holidays at Tenant's sole expense.

6.              During Business Hours, Landlord shall provide, at Landlord’s expense and as part of the Rent, electricity for Tenant's HVAC and Common Area usage.  On weekends and Holidays, the Building will be heated or cooled for Tenant only upon special request of Tenant.  If Tenant requires electricity for HVAC or Common Area usage outside Business Hours or on weekends or Holidays, Landlord shall furnish same at Tenant's request and at Tenant's expense as follows.  Each hour or fraction thereof shall be charged to Tenant at the rate of seventy-five dollars ($75.00) per hour for Tenant premises of 40,000 square feet or less and an additional seventy-five dollars ($75.00) per hour for each additional 40,000 rentable square feet or fraction thereof, with a minimum charge of four (4) hours.  Tenant shall pay such charges to Landlord monthly together with Rent.  The hourly rate may be adjusted if the utility's charge to Landlord is increased.  If Tenant does not notify Landlord prior to its usage of electricity as set forth in this paragraph, Landlord shall estimate Tenant's usage and shall charge Tenant accordingly.

7.              Tenant shall not use or permit the use of hand trucks in the Common Area unless they are equipped with rubber tires and side guards.

8.              The entrance doors to the Demised Premises shall not be left open at any time and shall be locked when Tenant is not in the Demised Premises.

9.              Tenant shall not make or permit to be made any noise, including the playing of musical instruments, radio or television, which in the Landlord's judgment may disturb other tenants.  Tenant shall not bring into or keep in the Demised Premises anything which may impair or interfere with any of the Building services, heating or cleaning of the Building, including, without limitation, ventilating, air conditioning, electrical or other equipment.  Tenant shall not bring any dangerous, inflammable, combustible or explosive objects or materials into the Building or any Common Area.

10.            Tenant shall not permit any cooking on the Demised Premises.

11.            Tenant shall not discharge or permit any acids, vapors or other materials to be discharged into the waste lines, vents or flues of the Building.  Tenant shall not use the water, wash closets and other plumbing fixtures in or servicing the Demised Premises for any purpose other than for which they were designed and constructed nor shall Tenant deposit any sweepings, rubbish, rags, acids or other foreign substances therein.  Tenant shall be liable for any damage resulting from negligence or misuse by Tenant, its agents, employees, servants, permitted subtenants and assignees, contractors or subcontractors, visitors or licensees.

12.            Tenant may not install or maintain any sign, advertisement or notice in or at the Real Estate or visible from the outside of the Real Estate without the prior written consent of the Landlord.  If Tenant installs such sign, advertisement or notice, Landlord may remove same at Tenant's expense.  Tenant may identify its business name by lettering on the entrance door to the Demised Premises pursuant to the terms of the Lease.  Tenant may display its name, location and such reasonable number of the principal officers and employees of Tenant as Landlord in its sole discretion may approve in the Building directory provided by Landlord in the first-floor Lobby of the Building.

13.            The Real Estate is zoned for office and research use only, pursuant to the zoning ordinances of the Township of Berkeley Heights, although Tenant is only authorized to use the premises for office use.  Neither the Demised Premises, nor the Common Areas referred to in Paragraph 2.04 hereof shall be used by Tenant, any affiliates thereof or any of their respective employees, representatives, agents or servants, at any time, as a store, restaurant, shoe-shine or other stand, or for manufacturing or other similar purposes or otherwise in any manner prohibited by such zoning ordinances.

14.            Tenant's requirements will be attended to upon application at Landlord's offices.  Landlord's employees shall not perform any work or do anything outside their regular duties for Tenant unless under special instructions from Landlord's office and at the expense of Tenant.

15.            Tenant shall be responsible for providing electricity and other utility services (excluding HVAC) for Landlord's agents, employees, representatives, servants or contractors who are performing janitorial and cleaning services or repairs or alterations to the Demised Premises.

16.            Tenant's employees, representatives, agents or servants shall not loiter in and around the Parking Area, halls, stairways, elevators, entrances, roof or any other part of the Building or Common Areas.

17.            Landlord shall provide periodic extermination services throughout the Building, and Tenant shall provide Landlord with access to the Demised Premises during Business Hours upon reasonable prior notice for the purpose of performing such services.  If, in the sole opinion of the Landlord additional extermination is required in the Demised Premises, Landlord shall arrange for exterminators, at Tenant's expense.

18.            Landlord shall provide, at its expense, those cleaning services set forth in the Building Janitorial Specifications during weekdays (excluding Holidays) between the hours of 6 PM and 11 PM.  Upon Tenant's request, Landlord shall provide cleaning services on weekends, Holidays or at other hours, at Tenant's sole expense.

19.            Tenant shall not in any way deface any part of the Building or the Demised Premises.  Tenant shall not install linoleum or other similar floor covering without affixing an interlining of builder's deadening felt to the floor by paste or other water soluble material; the use of cement or similar adhesive is expressly prohibited.  Tenant shall not place equipment, desks, files or other heavy objects on any trench header in the floor in the Demised Premises.

20.            Tenant shall not place any additional locks or bolts on the doors of the Demised Premises nor shall Tenant change or replace any existing locks.  Upon Tenant's request, new locks will be installed or changed by Landlord at Tenant's expense; any new locks will remain operable by Landlord's Master Key.  Upon termination of the tenancy, Tenant shall deliver to Landlord all keys to the Demised Premises and Building which Landlord has furnished to Tenant.  In the event of loss, Tenant shall pay to Landlord the cost of replacing the keys.

21.            Canvassing, peddling, soliciting and distributing handbills or other written materials are prohibited in the Building.

22.            Landlord may designate certain places in the Parking Area for visitor, reserved, handicapped or emergency parking.

23.            Landlord may create paths, walks or other means of cross access through the Real Estate to other properties of the Landlord.

24.            Tenant, its employees, agents or servants, shall not conduct itself in any manner inconsistent with the character of the Building or which will impair the comfort and convenience of other tenants in the Building.

25.            No skateboarding, rollerblading/skating, sledding or similar activities are  permitted anywhere within Connell Corporate Park.

EXHIBIT E

BUILDING JANITORIAL SPECIFICATIONS

TENANT OFFICE AREAS

Daily:	(Monday through Friday, HOLIDAYS excepted)

1.	Remove all trash to designated area.

2.	Spot clean glass areas to remove soil and smudges.

3.	Clean drinking fountains.

4.	Dust mop or vacuum uncarpeted areas using a large treated dust mop.

5.	Remove fingermarks and smudges from doors and wall surfaces.

6.	Vacuum all carpeted areas using beater bar or brush vacuum cleaner. All carpeted areas policed and all surface debris removed.

7.	Dust exposed areas within hand reach with treated cloths.

8.	Damp mop floor and wash counters in kitchenettes.

9.	Replace trash bags in garbage cans.

Weekly:

1.	Spot clean walls, carpeting, partitions, fixtures, and doors.

Monthly:

1.	Wipe wastepaper baskets to remove evident soil.

Quarterly:

1.	Dust all areas above hand-high reach with treated cloths, excluding ceilings and light fixtures.

2.	Vacuum all air supply and exhaust diffusers.

Every Six Months:

1.	Dust all blinds.

2.	Wash all exterior windows, inside and outside.

E-1

Overall:

Tenants requiring services in excess of or more frequently than those described above or services on Holidays, weekends, or before or after the building's Business Hours shall request same through Landlord.  All such services shall be provided at Tenant's expense.

Lavatories

Sweep and wash all lavatory floors with disinfectant nightly.

Clean mirrors, shelves, brightwork, and plumbing work nightly.

Wash and disinfect basins, bowls and urinals daily.

Empty and clean waste receptacles and fill wash dispensers with appropriate tissues, towels and soap nightly.  Sanitary napkin receptacles emptied, cleaned and disinfected.

Wash and disinfect tile walls and dividing partitions weekly.

Janitorial Closets and Storage Areas

Clean and store Mops.

Clean sinks and drains free of mop strings an other debris.

Turn off lights and close and lock doors.

Clean equipment.

Main Lobby, Atrium Areas, Elevators, and Corridors

Wipe and wash all floors in main lobby nightly.

Wipe walls and vacuum elevator floor nightly.

Sweep and/or vacuum all hallway corridors stairwells, landings and handrails daily.

Remove fingermarks and smudges from doors, glass, and wall surfaces nightly.

Shampoo carpeting in public lobbies and corridors monthly and spot clean nightly to remove stains.

Clean compactor room nightly.

Wash walls in corridors and lobbies not reached in general cleaning annually.

E-2

EXHIBIT F

COMMENCEMENT DATE ADDENDUM

Reference is made to the Lease dated as of February 18, 2016 (the “Lease”) between The Connell Company (“Landlord”) and Edge Therapeutics, Inc. (“Tenant”).  Pursuant to Section 2.01(i) of the Lease, Landlord and Tenant are entering into this addendum to the Lease to confirm the date of the Commencement Date under the Lease.

Landlord and Tenant hereby confirm that the Commencement Date of the Lease is __________________.

The parties agree that this addendum is intended solely to confirm the Commencement Date, and this addendum shall not in any way affect or modify any of the terms of the Lease.

THE CONNELL COMPANY

By:
Name:
Title:
Date:

EDGE THERAPEUTICS, INC.

By:
Name:
Title:
Date:

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EXHIBIT G

ADDITIONAL SPACE

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